Exhibit 99.1
Consolidated Financial Statements from Danaher Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, as revised solely to expressly acknowledge in Note 9 that the Company has guaranteed long-term debt and commercial paper issued by certain of its subsidiaries, including DH Europe Finance S.A. (“Danaher International”) and DH Switzerland Finance S.A. (“Danaher Switzerland”), each of which is a 100%-owned finance subsidiary, that all securities issued by each of Danaher International and Danaher Switzerland are fully and unconditionally guaranteed by the Company, and that these guarantees rank on parity with the Company’s unsecured and unsubordinated indebtedness.

Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934.
The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control-Integrated Framework” (2013 framework). Based on this assessment, management concluded that, as of December 31, 2016, the Company’s internal control over financial reporting is effective.
The Company completed the acquisition of Cepheid on November 4, 2016. Since the Company has not yet fully incorporated the internal controls and procedures of Cepheid into the Company’s internal control over financial reporting, management excluded Cepheid from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. Cepheid constituted approximately 10% of the Company’s total assets as of December 31, 2016 and approximately 1% of the Company’s total revenues for the year then ended.
The Company’s independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report dated February 21, 2017 appears on page 3 of this exhibit.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Danaher Corporation
We have audited Danaher Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Danaher Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As indicated in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Cepheid, which is included in the 2016 consolidated financial statements of Danaher Corporation and subsidiaries and constituted approximately 10% of total assets as of December 31, 2016 and approximately 1% of the revenues for the year then ended. Our audit of internal control over financial reporting of Danaher Corporation and subsidiaries also did not include an evaluation of the internal control over financial reporting of Cepheid. In our opinion, Danaher Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016 based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016 of Danaher Corporation and subsidiaries and our report dated February 21, 2017, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
McLean, Virginia
February 21, 2017

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Danaher Corporation
We have audited the accompanying consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danaher Corporation and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Danaher Corporation’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 21, 2017 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
McLean, Virginia
February 21, 2017

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ and shares in millions, except per share amount)

	As of December 31
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$963.7	$790.8
Trade accounts receivable, less allowance for doubtful accounts of $102.4 and $88.3, respectively	3,186.1	2,985.1
Inventories	1,709.4	1,573.1
Prepaid expenses and other current assets	805.9	889.5
Current assets, discontinued operations	—	1,598.2
Total current assets	6,665.1	7,836.7
Property, plant and equipment, net	2,354.0	2,302.7
Other assets	631.3	845.3
Goodwill	23,826.9	21,014.9
Other intangible assets, net	11,818.0	10,545.3
Other assets, discontinued operations	—	5,677.3
Total assets	$45,295.3	$48,222.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$2,594.8	$845.2
Trade accounts payable	1,485.0	1,391.9
Accrued expenses and other liabilities	2,794.2	2,609.4
Current liabilities, discontinued operations	—	1,323.9
Total current liabilities	6,874.0	6,170.4
Other long-term liabilities	5,670.3	5,750.0
Long-term debt	9,674.2	12,025.2
Long-term liabilities, discontinued operations	—	512.6
Stockholders’ equity:
Common stock - $0.01 par value, 2.0 billion shares authorized; 807.7 and 801.6 issued; 692.2 and 686.8 outstanding, respectively	8.1	8.0
Additional paid-in capital	5,312.9	4,981.2
Retained earnings	20,703.5	21,012.3
Accumulated other comprehensive income (loss)	(3,021.7)	(2,311.2)
Total Danaher stockholders’ equity	23,002.8	23,690.3
Noncontrolling interests	74.0	73.7
Total stockholders’ equity	23,076.8	23,764.0
Total liabilities and stockholders’ equity	$45,295.3	$48,222.2
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)

	Year Ended December 31
	2016		2015	2014
Sales	$16,882.4		$14,433.7	$12,866.9
Cost of sales	(7,547.8)		(6,662.6)	(6,017.4)
Gross profit	9,334.6		7,771.1	6,849.5
Operating costs:
Selling, general and administrative expenses	(5,608.6)		(4,747.5)	(4,035.1)
Research and development expenses	(975.1)		(861.4)	(769.4)
Operating profit	2,750.9		2,162.2	2,045.0
Nonoperating income (expense):
Other income	223.4		12.4	122.6
Loss on early extinguishment of borrowings	(178.8)		—	—
Interest expense	(184.4)		(139.8)	(94.7)
Interest income	0.2		4.6	13.3
Earnings from continuing operations before income taxes	2,611.3		2,039.4	2,086.2
Income taxes	(457.9)		(292.7)	(447.5)
Net earnings from continuing operations	2,153.4		1,746.7	1,638.7
Earnings from discontinued operations, net of income taxes	400.3		1,610.7	959.7
Net earnings	$2,553.7		$3,357.4	$2,598.4
Net earnings per share from continuing operations:
Basic	$3.12		$2.50	$2.33
Diluted	$3.08		$2.47	$2.29
Net earnings per share from discontinued operations:
Basic	$0.58		$2.31	$1.37
Diluted	$0.57		$2.27	$1.34
Net earnings per share:
Basic	$3.69	*	$4.81	$3.70
Diluted	$3.65		$4.74	$3.63
Average common stock and common equivalent shares outstanding:
Basic	691.2		698.1	702.2
Diluted	699.8		708.5	716.1

*	Net earnings per share amount does not add due to rounding.
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)

	Year Ended December 31
	2016	2015	2014
Net earnings	$2,553.7	$3,357.4	$2,598.4
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(517.3)	(975.6)	(1,235.0)
Pension and postretirement plan benefit adjustments	(58.2)	80.5	(361.1)
Unrealized gain (loss) on available-for-sale securities	(114.8)	17.6	(52.1)
Total other comprehensive income (loss), net of income taxes	(690.3)	(877.5)	(1,648.2)
Comprehensive income	$1,863.4	$2,479.9	$950.2
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
 ($ and shares in millions)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests
	Shares	Amount
Balance, January 1, 2014	785.7	$7.9	$4,157.6	$18,005.3	$214.5	$66.1
Net earnings for the year	—	—	—	2,598.4	—	—
Other comprehensive income (loss)	—	—	—	—	(1,648.2)	—
Dividends declared	—	—	—	(280.7)	—	—
Common stock-based award activity	5.2	—	258.2	—	—	—
Common stock issued in connection with LYONs’ conversions	1.6	—	65.1	—	—	—
Change in noncontrolling interests	—	—	—	—	—	5.6
Balance, December 31, 2014	792.5	7.9	4,480.9	20,323.0	(1,433.7)	71.7
Net earnings for the year	—	—	—	3,357.4	—	—
Other comprehensive income (loss)	—	—	—	—	(877.5)	—
Dividends declared	—	—	—	(376.4)	—	—
Common stock-based award activity	7.8	0.1	443.9	—	—	—
Common stock issued in connection with LYONs’ conversions	1.3	—	56.4	—	—	—
Shares redeemed through the distribution of the communications business (26.0 shares held as Treasury shares)	—	—	—	(2,291.7)	—	—
Change in noncontrolling interests	—	—	—	—	—	2.0
Balance, December 31, 2015	801.6	8.0	4,981.2	21,012.3	(2,311.2)	73.7
Net earnings for the year	—	—	—	2,553.7	—	—
Other comprehensive income (loss)	—	—	—	—	(690.3)	—
Dividends declared	—	—	—	(393.6)	—	—
Common stock-based award activity	5.8	0.1	322.6	—	—	—
Common stock issued in connection with LYONs’ conversions	0.3	—	9.1	—	—	—
Distribution of Fortive Corporation	—	—	—	(2,468.9)	(20.2)	—
Change in noncontrolling interests	—	—	—	—	—	0.3
Balance, December 31, 2016	807.7	$8.1	$5,312.9	$20,703.5	$(3,021.7)	$74.0
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ and shares in millions)

	Year Ended December 31
	2016	2015	2014
Cash flows from operating activities:
Net earnings	$2,553.7	$3,357.4	$2,598.4
Less: earnings from discontinued operations, net of income taxes	400.3	1,610.7	959.7
Net earnings from continuing operations	2,153.4	1,746.7	1,638.7
Noncash items:
Depreciation	545.0	484.0	448.9
Amortization	583.1	396.8	269.2
Stock-based compensation expense	129.8	103.8	84.7
Pretax loss on early extinguishment of borrowings	178.8	—	—
Pretax gain on sales of investments	(223.4)	(12.4)	(122.6)
Change in deferred income taxes	(383.9)	(184.2)	201.9
Change in trade accounts receivable, net	(183.1)	0.8	(42.7)
Change in inventories	9.4	146.5	68.8
Change in trade accounts payable	78.1	50.3	79.7
Change in prepaid expenses and other assets	(62.4)	(68.9)	(144.8)
Change in accrued expenses and other liabilities	262.7	168.8	189.4
Total operating cash provided by continuing operations	3,087.5	2,832.2	2,671.2
Total operating cash provided by discontinued operations	434.3	969.6	1,087.2
Net cash provided by operating activities	3,521.8	3,801.8	3,758.4
Cash flows from investing activities:
Cash paid for acquisitions	(4,880.1)	(14,247.8)	(2,839.4)
Payments for additions to property, plant and equipment	(589.6)	(512.9)	(465.4)
Payments for purchases of investments	—	(87.1)	—
Proceeds from sales of investments	264.8	43.0	167.1
All other investing activities	31.7	66.3	16.5
Total investing cash used in continuing operations	(5,173.2)	(14,738.5)	(3,121.2)
Total investing cash used in discontinued operations	(69.8)	(212.5)	(323.1)
Net cash used in investing activities	(5,243.0)	(14,951.0)	(3,444.3)
Cash flows from financing activities:
Proceeds from the issuance of common stock	164.5	249.0	132.9
Payment of dividends	(399.8)	(354.1)	(227.7)
Make-whole premiums to redeem borrowings prior to maturity	(188.1)	—	—
Net proceeds from borrowings (maturities of 90 days or less)	2,218.1	3,511.2	312.2
Proceeds from borrowings (maturities longer than 90 days)	3,240.9	5,682.9	—
Repayments of borrowings (maturities longer than 90 days)	(2,480.6)	(35.5)	(414.7)
All other financing activities	(27.0)	(3.3)	(20.9)
Total financing cash provided by (used in) continuing operations	2,528.0	9,050.2	(218.2)
Cash distributions to Fortive Corporation, net	(485.3)	—	—
Net cash provided by (used in) financing activities	2,042.7	9,050.2	(218.2)
Effect of exchange rate changes on cash and equivalents	(148.6)	(115.8)	(205.5)
Net change in cash and equivalents	172.9	(2,214.8)	(109.6)
Beginning balance of cash and equivalents	790.8	3,005.6	3,115.2
Ending balance of cash and equivalents	$963.7	$790.8	$3,005.6

Supplemental disclosure:
Shares redeemed through the distribution of the communications business (26.0 shares held as Treasury shares)	$—	$2,291.7	$—
Distribution of noncash net assets to Fortive Corporation	(1,983.6)	—	—
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business—Danaher Corporation (“Danaher” or the “Company”) designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. The Company operates in four business segments: Life Sciences; Diagnostics; Dental; and Environmental & Applied Solutions.
The Company’s Life Sciences segment offers a broad range of research tools that scientists use to study the basic building blocks of life, including genes, proteins, metabolites and cells, in order to understand the causes of disease, identify new therapies and test new drugs and vaccines.  The segment, through its Pall Corporation (“Pall”) business, is also a leading provider of filtration, separation and purification technologies to the biopharmaceutical, food and beverage, medical, aerospace, microelectronics and general industrial sectors.
The Company’s Diagnostics segment offers analytical instruments, reagents, consumables, software and services that hospitals, physicians’ offices, reference laboratories and other critical care settings use to diagnose disease and make treatment decisions.
The Company’s Dental segment provides products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile. The Company is a leading worldwide provider of a broad range of dental consumables, equipment and services, and is dedicated to driving technological innovations that help dental professionals improve clinical outcomes and enhance productivity.
The Company’s Environmental & Applied Solutions segment products and services help protect important resources and keep global food and water supplies safe. The Company’s water quality business provides instrumentation, services and disinfection systems to help analyze, treat and manage the quality of ultra-pure, potable, waste, ground, source and ocean water in residential, commercial, industrial and natural resource applications. The Company’s product identification business provides equipment, consumables, software and services for various printing, marking, coding, traceability, packaging, design and color management applications on consumer, pharmaceutical and industrial products.
Refer to Notes 2 and 3 for a discussion of significant acquisitions and discontinued operations.
Accounting Principles—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements also reflect the impact of noncontrolling interests. Noncontrolling interests do not have a significant impact on the Company’s consolidated results of operations, therefore earnings and earnings per share attributable to noncontrolling interests are not presented separately in the Company’s Consolidated Statements of Earnings. Earnings attributable to noncontrolling interests have been reflected in selling, general and administrative expenses and were insignificant in all periods presented.
Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ materially from these estimates.
Cash and Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.
Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts, contract and finance receivables are reported on the accompanying Consolidated Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The Company recorded $33 million, $25 million and $15 million of expense associated with doubtful accounts for the years ended December 31, 2016, 2015 and 2014, respectively.
Included in the Company’s trade accounts receivable and other long-term assets as of December 31, 2016 and 2015 are $140 million and $139 million of net aggregate financing receivables, respectively. All financing receivables are evaluated collectively for impairment due to the homogeneous nature of the portfolio.
Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are stated at the lower of cost or market primarily using the first-in, first-out (“FIFO”) method with certain businesses applying the last-in, first-out method (“LIFO”) to value inventory. Inventories held outside the United States are stated at the lower of cost or market primarily using the FIFO method.
Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years
Customer-leased instruments	5 – 7 years
Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
Investments—Investments over which the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting. Equity investments are recorded at the amount of the Company’s initial investment and adjusted each period for the Company’s share of the investee’s income or loss and dividends paid. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other-than-temporary. Significant and sustained decreases in quoted market prices or a series of historic and projected operating losses by investees are strong indicators of other-than-temporary declines. If the decline in fair value is determined to be other-than-temporary, an impairment loss is recorded and the investment is written down to a new carrying value.
Other Assets—Other assets principally include noncurrent financing receivables, noncurrent deferred tax assets and other investments.
Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, available-for-sale securities, nonqualified deferred compensation plans, obligations under trade accounts payable and short and long-term debt. Due to their short-term nature, the carrying values for cash and cash equivalents, trade accounts receivable and trade accounts payable approximate fair value. Refer to Note 7 for the fair values of the Company’s available-for-sale securities and other obligations.
Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives at least annually for impairment. Refer to Notes 2 and 6 for additional information about the Company’s goodwill and other intangible assets.

Revenue Recognition—As described above, the Company derives revenues primarily from the sale of Life Sciences, Diagnostics, Dental and Environmental & Applied Solutions products and services. For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of an arrangement with a customer, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectability of the associated fee must be reasonably assured. The Company’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, the Company primarily records revenue for product sales upon shipment. Sales arrangements entered with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the delivery criteria for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements is deferred when appropriate and recognized as revenue over the term of the agreement.
Certain of the Company’s revenues relate to operating-type lease (“OTL”) arrangements. Instrument lease revenue for OTL agreements is recognized on a straight-line basis over the life of the lease, and the costs of customer-leased instruments are recorded within property, plant and equipment in the accompanying Consolidated Balance Sheets and depreciated over the instrument’s estimated useful life. The depreciation expense is reflected in cost of sales in the accompanying Consolidated Statements of Earnings. The OTLs are generally not cancellable until after the first two years. Certain of the Company’s lease contracts are customized for larger customers and often result in complex terms and conditions that typically require significant judgment in applying the criteria used to evaluate whether the arrangement should be considered an OTL or a “sales-type” lease. A sales-type lease would result in earlier recognition of instrument revenue as compared to an OTL.
Revenues for contractual arrangements consisting of multiple elements (i.e., deliverables) are recognized for the separate elements when the product or services that are part of the multiple element arrangement have value on a stand-alone basis and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. Certain customer arrangements include multiple elements, typically hardware, installation, training, consulting, services and/or post contract support (“PCS”). Generally, these elements are delivered within the same reporting period, except PCS or other services, for which revenue is recognized over the service period. The Company allocates revenue to each element in the arrangement using the selling price hierarchy and based on each element’s relative selling price. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available. The Company considers relevant internal and external market factors in cases where the Company is required to estimate selling prices. Allocation of the consideration is determined at the arrangements’ inception.
Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.
Advertising—Advertising costs are expensed as incurred.
Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.
Income Taxes—The Company’s income tax expense represents the tax liability for the current year, the tax benefit or expense for the net change in deferred tax liabilities and assets during the year, as well as reserves for unrecognized tax benefits and return to provision adjustments. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the Company’s tax return in future years for which the tax benefit has already been reflected on the Company’s Consolidated Statements of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the Company’s tax return but have not yet been recognized as an expense in the Company’s Consolidated Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more likely than not” that an uncertain tax position will not be sustained upon examination.  Judgment is required in evaluating tax positions and determining income tax provisions.  The Company re-

evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 12 for additional information.
Restructuring—The Company periodically initiates restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with restructuring actions can include onetime termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 14 for additional information.
Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates and income statement accounts are translated at weighted average rates. Net foreign currency transaction gains or losses were not material in any of the years presented.
Derivative Financial Instruments—The Company is neither a dealer nor a trader in derivative instruments. The Company has generally accepted the exposure to exchange rate movements without using derivative instruments to manage this risk, although the Company’s foreign currency-denominated debt partially hedges its net investments in foreign operations against adverse movements in exchange rates. The Company will periodically enter into foreign currency forward contracts not exceeding 12 months to mitigate a portion of its foreign currency exchange risk and forward starting swaps to mitigate interest rate risk related to the Company’s debt. When utilized, the derivative instruments are recorded on the balance sheet as either an asset or liability measured at fair value. To the extent the foreign currency forward contract or forward starting swap qualifies as an effective hedge, changes in fair value are recognized in accumulated other comprehensive income (loss) in stockholders’ equity. The Company’s use of foreign currency forward contracts and forward starting swaps during 2016 and as of the year then ended was not significant. Refer to Note 7 for additional information.

Accumulated Other Comprehensive Income (Loss)—Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions):

	Foreign Currency Translation Adjustments	Pension & Postretirement Plan Benefit Adjustments		Unrealized Gain (Loss) on Available-For-Sale Securities		Total
Balance, January 1, 2014	$413.2	$(366.7)		$168.0		$214.5
Other comprehensive income (loss) before reclassifications:
(Decrease) increase	(1,235.0)	(552.0)		39.3		(1,747.7)
Income tax impact	—	175.1		(14.8)		160.3
Other comprehensive income (loss) before reclassifications, net of income taxes	(1,235.0)	(376.9)		24.5		(1,587.4)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	23.5	(a)	(122.6)	(b)	(99.1)
Income tax impact	—	(7.7)		46.0		38.3
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	15.8		(76.6)		(60.8)
Net current period other comprehensive income (loss), net of income taxes	(1,235.0)	(361.1)		(52.1)		(1,648.2)
Balance, December 31, 2014	(821.8)	(727.8)		115.9		(1,433.7)
Other comprehensive income (loss) before reclassifications:
(Decrease) increase	(975.6)	69.8		40.7		(865.1)
Income tax impact	—	(12.3)		(15.3)		(27.6)
Other comprehensive income (loss) before reclassifications, net of income taxes	(975.6)	57.5		25.4		(892.7)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	33.5	(a)	(12.4)	(b)	21.1
Income tax impact	—	(10.5)		4.6		(5.9)
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	23.0		(7.8)		15.2
Net current period other comprehensive income (loss), net of income taxes	(975.6)	80.5		17.6		(877.5)
Balance, December 31, 2015	(1,797.4)	(647.3)		133.5		(2,311.2)
Other comprehensive income (loss) before reclassifications:
(Decrease) increase	(517.3)	(115.4)		39.6		(593.1)
Income tax impact	—	38.9		(14.8)		24.1
Other comprehensive income (loss) before reclassifications, net of income taxes	(517.3)	(76.5)		24.8		(569.0)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	28.0	(a)	(223.4)	(b)	(195.4)
Income tax impact	—	(9.7)		83.8		74.1
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	18.3		(139.6)		(121.3)
Net current period other comprehensive income (loss), net of income taxes	(517.3)	(58.2)		(114.8)		(690.3)
Distribution of Fortive Corporation	(83.5)	63.3	(c)	—		(20.2)
Balance, December 31, 2016	$(2,398.2)	$(642.2)		$18.7		$(3,021.7)

(a)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension and postretirement cost (refer to Notes 10 and 11 for additional details).

(b)	Included in other income in the accompanying Consolidated Statements of Earnings (refer to Note 13 for additional details).

(c)	This accumulated other comprehensive income (loss) component included an income tax impact of $21 million.

Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”), based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method. Refer to Note 17 for additional information on the stock-based compensation plans in which certain employees of the Company participate.
Pension and Postretirement Benefit Plans—The Company measures its pension and postretirement plans’ assets and its obligations that determine the respective plan’s funded status as of the end of the Company’s fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss). Refer to Notes 10 and 11 for additional information on the Company’s pension and postretirement plans including a discussion of the actuarial assumptions, the Company’s policy for recognizing the associated gains and losses and the method used to estimate service and interest cost components.
New Accounting Standards—In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which simplifies the guidance on the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The ASU is effective for public entities for fiscal years beginning after December 15, 2017, including interim reporting periods within those annual reporting periods, with early adoption permitted. Management believes that the new standard will not have a material impact on the Company’s consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how cash receipts and cash payments are presented in the statement of cash flows. The ASU is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied retrospectively to all periods presented. The Company adopted this standard in the third quarter of 2016. The adoption of this ASU resulted in the make-whole premiums of $188 million related to the early extinguishment of borrowings in the third quarter of 2016 being reflected as a financing activity and the tax benefit related to these payments being reflected as an operating activity in the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 2016.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), which aims to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification of certain items on the statement of cash flows and accounting for forfeitures. The ASU is effective for public entities for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company will adopt this standard in fiscal year 2017. The ASU will require that the difference between the actual tax benefit realized upon exercise and the tax benefit recorded based on the fair value of the stock award at the time of grant (the “excess tax benefits”) to be reflected as a reduction of the current period provision for income taxes with any shortfall recorded as an increase in the tax provision rather than as a component of changes to additional paid-in capital. The ASU will also require the excess tax benefit realized be reflected as operating cash flow rather than a financing cash flow. Had this ASU been adopted at January 1, 2015, the provision for income taxes from continuing operations would have been reduced and operating cash flow from continuing operations would have been increased by $30 million and $66 million for the years ended December 31, 2016 and 2015, respectively. The actual benefit realized in future periods is inherently uncertain and will vary based on the timing and relative value realized for future share-based transactions.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required to provide greater insight into the extent of revenue and expense recognized and expected to be recognized from existing contracts. The accounting applied by a lessor is largely unchanged from that applied under the current standard. The standard must be adopted using a modified retrospective transition approach and provides for certain practical expedients. The ASU is effective for public entities for fiscal years beginning after December 15, 2018, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance. The core principle of Topic 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of the standard by one year which results in the new standard being effective for the Company at the beginning of its first quarter of fiscal year 2018. In addition, during March, April, May and December 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, respectively, which clarified the guidance on certain items such as reporting revenue as a principal versus agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectability, presentation of sales taxes, impairment testing for contract costs and disclosure of performance obligations. The Company plans to adopt the new standard on January 1, 2018 and expects the impact of the new standard on the amount and timing of revenue recognition to be insignificant. The new standard will require certain costs, primarily commissions on contracts greater than one year in duration, to be capitalized versus expensed currently. The Company expects to use the modified retrospective method of adoption, reflecting the cumulative effect of initially applying the new standard to revenue recognition in the first quarter of 2018.

NOTE 2. ACQUISITIONS
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s consolidated financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing product offerings to key target markets and enter into new and profitable businesses, and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Company is continuing to evaluate certain pre-acquisition contingencies associated with certain of its 2016 acquisitions and is also in the process of obtaining valuations of certain property, plant and equipment, acquired intangible assets and certain acquisition-related liabilities in connection with these acquisitions. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.
The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2016.
On November 4, 2016, Copper Merger Sub, Inc., a California corporation and an indirect, wholly-owned subsidiary of the Company acquired all of the outstanding shares of common stock of Cepheid, a California corporation, for $53.00 per share in cash, for a total purchase price of approximately $4.0 billion, net of assumed debt and acquired cash (the “Cepheid Acquisition”). Cepheid is a leading global molecular diagnostics company that develops, manufactures and markets accurate and easy to use molecular systems and tests and is now part of the Company’s Diagnostics segment. Cepheid generated revenues of $539 million in 2015.
The Company financed the Cepheid acquisition price with available cash and proceeds from the issuance of U.S. dollar and euro-denominated commercial paper. The Company preliminarily recorded approximately $2.6 billion of goodwill related to the Cepheid Acquisition. As Cepheid is integrated into the Company, the Company expects to realize significant cost synergies through the application of the Danaher Business System and the combined purchasing power of the Company and Cepheid.
In addition to the Cepheid Acquisition, during 2016 the Company acquired seven businesses for total consideration of $882 million in cash, net of cash acquired. The businesses acquired complement existing units of each of the Company’s four segments. The aggregate annual sales of these seven businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were $237 million. The Company preliminarily recorded an aggregate of $478 million of goodwill related to these acquisitions.

On August 31, 2015, Pentagon Merger Sub, Inc., a New York corporation and an indirect, wholly-owned subsidiary of the Company, acquired all of the outstanding shares of common stock of Pall, a New York corporation, for $127.20 per share in cash, for a total purchase price of approximately $13.6 billion, net of assumed debt of $417 million and acquired cash of approximately $1.2 billion (the “Pall Acquisition”). Pall is a leading global provider of filtration, separation and purification solutions that remove contaminants or separate substances from a variety of solids, liquids and gases, and is now part of the Company’s Life Sciences segment. In its fiscal year ended July 31, 2015, Pall generated consolidated revenues of approximately $2.8 billion. Pall serves customers in the biopharmaceutical, food and beverage and medical markets as well as the process technologies, aerospace and microelectronics markets. The Company preliminarily recorded approximately $9.6 billion of goodwill related to the Pall Acquisition.
The Company financed the approximately $13.6 billion acquisition price of Pall with approximately $2.5 billion of available cash, approximately $8.1 billion of net proceeds from the issuance and sale of U.S. dollar and euro-denominated commercial paper and €2.7 billion (approximately $3.0 billion based on currency exchange rates as of the date of issuance) of net proceeds from the issuance and sale of euro-denominated senior unsecured notes. Subsequent to the Pall Acquisition, the Company used the approximately $2.0 billion of net proceeds from the issuance of U.S. dollar-denominated senior unsecured notes and the approximately CHF 755 million ($732 million based on currency exchange rates as of date of issuance) of net proceeds, including the related premium, from the issuance and sale of Swiss franc-denominated senior unsecured bonds to repay a portion of the commercial paper issued to finance the Pall Acquisition.
In addition to the Pall Acquisition, during 2015 the Company acquired nine businesses for total consideration of approximately $670 million in cash, net of cash acquired. The businesses acquired complement existing units of each of the Company’s four segments. The aggregate annual sales of these nine businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $355 million. The Company preliminarily recorded an aggregate of $285 million of goodwill related to these acquisitions.
In December 2014, the Company completed its tender offer for the outstanding shares of common stock of Nobel Biocare Holding AG (“Nobel Biocare”) and acquired substantially all of the Nobel Biocare shares, with the remainder of the Nobel Biocare shares acquired in 2015 pursuant to a squeeze-out transaction, for an aggregate cash purchase price of approximately CHF 1.9 billion (approximately $1.9 billion based on exchange rates as of the date the shares of common stock were acquired) including debt assumed and net of cash acquired. Nobel Biocare had revenues of €567 million in 2013 (approximately $780 million based on exchange rates as of December 31, 2013), and is now part of the Company’s Dental segment. The Company preliminarily recorded approximately $1.0 billion of goodwill related to the acquisition of Nobel Biocare. The Company financed the acquisition of Nobel Biocare from available cash.
In addition to the acquisition of Nobel Biocare, during 2014 the Company acquired 10 businesses for total consideration of $978 million in cash, net of cash acquired. The businesses acquired complement existing units of each of the Company’s four segments. The aggregate annual sales of these 10 businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $285 million. The Company preliminarily recorded an aggregate of $479 million of goodwill related to these acquisitions.

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition ($ in millions):

	2016	2015	2014
Trade accounts receivable	$97.8	$590.4	$175.4
Inventories	204.8	521.9	143.5
Property, plant and equipment	161.8	740.0	82.5
Goodwill	3,061.8	9,841.0	1,492.4
Other intangible assets, primarily customer relationships, trade names and technology	1,867.0	5,045.3	1,544.4
In-process research and development	65.0	—	56.0
Trade accounts payable	(50.7)	(182.0)	(46.7)
Other assets and liabilities, net	(518.0)	(1,844.5)	(472.6)
Assumed debt	(1.0)	(417.0)	(135.5)
Net assets acquired	4,888.5	14,295.1	2,839.4
Less: noncash consideration	(8.4)	(47.3)	—
Net cash consideration	$4,880.1	$14,247.8	$2,839.4
The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the individually significant acquisition in 2016 discussed above, and all of the other 2016 acquisitions as a group ($ in millions):

	Cepheid	Others	Total
Trade accounts receivable	$61.4	$36.4	$97.8
Inventories	165.8	39.0	204.8
Property, plant and equipment	144.5	17.3	161.8
Goodwill	2,584.0	477.8	3,061.8
Other intangible assets, primarily customer relationships, trade names and technology	1,480.0	387.0	1,867.0
In-process research and development	65.0	—	65.0
Trade accounts payable	(41.2)	(9.5)	(50.7)
Other assets and liabilities, net	(452.4)	(65.6)	(518.0)
Assumed debt	(1.0)	—	(1.0)
Net assets acquired	4,006.1	882.4	4,888.5
Less: noncash consideration	(8.4)	—	(8.4)
Net cash consideration	$3,997.7	$882.4	$4,880.1

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the individually significant acquisition in 2015 discussed above, and all of the other 2015 acquisitions as a group ($ in millions):

	Pall	Others	Total
Trade accounts receivable	$509.7	$80.7	$590.4
Inventories	475.5	46.4	521.9
Property, plant and equipment	713.4	26.6	740.0
Goodwill	9,556.2	284.8	9,841.0
Other intangible assets, primarily customer relationships, trade names and technology	4,798.0	247.3	5,045.3
Trade accounts payable	(155.8)	(26.2)	(182.0)
Other assets and liabilities, net	(1,855.2)	10.7	(1,844.5)
Assumed debt	(416.9)	(0.1)	(417.0)
Net assets acquired	13,624.9	670.2	14,295.1
Less: noncash consideration	(47.3)	—	(47.3)
Net cash consideration	$13,577.6	$670.2	$14,247.8
The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the individually significant acquisition in 2014 discussed above, and all of the other 2014 acquisitions as a group ($ in millions):

	Nobel Biocare	Others	Total
Trade accounts receivable	$124.9	$50.5	$175.4
Inventories	69.0	74.5	143.5
Property, plant and equipment	59.4	23.1	82.5
Goodwill	1,013.6	478.8	1,492.4
Other intangible assets, primarily customer relationships, trade names and technology	1,049.3	495.1	1,544.4
In-process research and development	—	56.0	56.0
Trade accounts payable	(30.8)	(15.9)	(46.7)
Other assets and liabilities, net	(291.0)	(181.6)	(472.6)
Assumed debt	(132.7)	(2.8)	(135.5)
Net cash consideration	$1,861.7	$977.7	$2,839.4
During 2016, primarily in connection with the Cepheid Acquisition, the Company incurred $61 million of pretax transaction-related costs, primarily banking fees, legal fees, amounts paid to other third-party advisers and change in control costs. In addition, the Company’s earnings for 2016 reflect the impact of additional pretax charges of $23 million associated with fair value adjustments to acquired inventory and deferred revenue primarily related to the Cepheid Acquisition.
During 2015, in connection with the Pall Acquisition, the Company incurred $47 million of pretax transaction-related costs, primarily banking fees, legal fees, amounts paid to other third-party advisers and change in control costs as well as $11 million of a pretax curtailment gain resulting from the Company freezing and discontinuing all future accruals to the Pall pension plan, which necessitated a remeasurement of the plan obligations. In addition, the Company’s earnings for 2015 reflect the impact of additional pretax charges of $91 million associated with fair value adjustments to acquired inventory and deferred revenue related to the Pall Acquisition and $20 million associated with fair value adjustments to acquired inventory related to the acquisition of Nobel Biocare.
During 2014, in connection with the Nobel Biocare acquisition, the Company incurred $12 million of pretax transaction related costs, primarily banking fees, legal fees, amounts paid to other third-party advisers and change in control costs. In addition, the Company’s earnings for 2014 reflect the impact of additional pretax charges of $5 million associated with fair value adjustments to acquired inventory related to the Nobel Biocare acquisition.

Transaction-related costs and acquisition-related fair value adjustments attributable to other acquisitions were not material to 2016, 2015, or 2014 earnings.
Pro Forma Financial Information (Unaudited)
The unaudited pro forma information for the periods set forth below gives effect to the 2016 and 2015 acquisitions as if they had occurred as of January 1, 2015. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time ($ in millions except per share amounts):

	2016	2015
Sales	$17,501.9	$17,107.3
Net earnings from continuing operations	2,088.5	1,666.3
Diluted net earnings per share from continuing operations	2.99	2.35
The 2016 unaudited pro forma revenue and earnings set forth above were adjusted to exclude the impact of the nonrecurring acquisition date fair value adjustments to inventory and deferred revenue primarily for the Cepheid Acquisition of $23 million pretax and the 2015 unaudited pro forma revenue and earnings set forth above were adjusted to include the impact of these same fair value adjustments as if the acquisition had occurred on January 1, 2015.
In addition, the acquisition-related transaction costs and change in control payments of approximately $61 million in 2016 associated primarily with the Cepheid Acquisition and $47 million in 2015 associated with the Pall Acquisition were excluded from pro forma earnings in 2016 and 2015, respectively.

NOTE 3. DISCONTINUED OPERATIONS
Fortive Corporation Separation
On July 2, 2016 (the “Distribution Date”), Danaher completed the separation (the “Separation”) of its former Test & Measurement segment, Industrial Technologies segment (excluding the product identification businesses) and retail/commercial petroleum business by distributing to Danaher stockholders on a pro rata basis all of the issued and outstanding common stock of Fortive Corporation (“Fortive”), the entity Danaher incorporated to hold such businesses. To effect the Separation, Danaher distributed to its stockholders one share of Fortive common stock for every two shares of Danaher common stock outstanding as of June 15, 2016, the record date for the distribution. Fractional shares of Fortive common stock that otherwise would have been distributed were aggregated and sold into the public market and the proceeds distributed to Danaher stockholders.
In preparation for the Separation, in June 2016 Fortive issued approximately $3.4 billion in debt securities (refer to Note 9). The proceeds from these borrowings were used to fund the approximately $3.0 billion net cash distributions Fortive made to Danaher prior to the Distribution Date (“Fortive Distribution”). Danaher used a portion of the cash distribution proceeds to repay the $500 million aggregate principal amount of 2.3% senior unsecured notes that matured in June 2016 and to redeem approximately $1.9 billion in aggregate principal amount of outstanding indebtedness in August 2016 (consisting of the Company’s 5.625% senior unsecured notes due 2018, 5.4% senior unsecured notes due 2019 and 3.9% senior unsecured notes due 2021 (collectively the “Redeemed Notes”)). Danaher also paid an aggregate of $188 million in make-whole premiums in connection with the August 2016 redemptions, plus accrued and unpaid interest. The Company has also used, and intends to use, the balance of the Fortive Distribution to fund certain of the Company’s regular, quarterly cash dividends to shareholders.
The accounting requirements for reporting the Separation of Fortive as a discontinued operation were met when the Separation was completed. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this business as a discontinued operation. The Company allocated a portion of the consolidated interest expense and income to discontinued operations based on the ratio of the discontinued business’ net assets to the Company’s consolidated net assets. Fortive had revenues of approximately $3.0 billion in 2016 prior to the Separation and approximately $6.1 billion in 2015.
As a result of the Separation, the Company incurred $48 million in Separation-related costs during the year ended December 31, 2016 which are included in earnings from discontinued operations, net of income taxes in the accompanying Consolidated Statements of Earnings. These Separation costs primarily relate to professional fees associated with preparation of regulatory filings and Separation activities within finance, tax, legal and information system functions as well as certain investment banking fees and tax liabilities incurred upon the Separation.
In connection with the Separation, Danaher and Fortive entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a Danaher Business System (“DBS”) license agreement. These agreements provide for the allocation between Danaher and Fortive of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and govern certain relationships between Danaher and Fortive after the Separation. In addition, Danaher is also party to various commercial agreements with Fortive entities. The amount billed for transition services provided under the above agreements as well as sales and purchases to and from Fortive were not material to the Company’s results of operations for the year ended December 31, 2016.
Communications Business Split-off
In July 2015, the Company consummated the split-off of the majority of its former communications business to Danaher shareholders who elected to exchange Danaher shares for ownership interests in the communications business, and the subsequent merger of the communications business with a subsidiary of NetScout Systems, Inc. (“NetScout”). Danaher shareholders who participated in the exchange offer tendered 26 million shares of Danaher common stock (approximately $2.3 billion on the date of tender) and received 62.5 million shares of NetScout common stock which represented approximately 60% of the shares of NetScout common stock outstanding following the combination.
The accounting requirements for reporting the disposition of the communications business as a discontinued operation were met when the split-off and merger were completed. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this business as discontinued operations. The Company allocated a portion of the consolidated interest expense to discontinued operations based on the ratio of the discontinued business’ net assets to the Company’s consolidated net assets. The Company recorded an aggregate after-tax gain on the disposition of this business of $767 million (including $6 million in related income tax benefits), or $1.08 per diluted share, in its 2015 results in connection with the closing of this transaction representing the value of the 26 million shares of Company common stock tendered for the communications business in excess of the carrying value of the business’ net assets. The communications business had revenues of $346 million in 2015 prior to the disposition and $760 million in 2014.
The key components of income from both the Fortive and communications businesses from discontinued operations for the years ended December 31 were as follows ($ in millions):

	2016	2015	2014
Sales	$3,029.8	$6,524.5	$7,097.0
Cost of sales	(1,566.4)	(3,285.1)	(3,504.0)
Selling, general and administrative expenses	(696.0)	(1,458.9)	(1,661.9)
Research and development expenses	(190.4)	(457.6)	(544.8)
Other income	—	—	33.9
Interest expense	(19.7)	(24.8)	(28.0)
Interest income	—	0.7	3.4
Income from discontinued operations before income taxes	557.3	1,298.8	1,395.6
Gain on disposition of discontinued operations before income taxes	—	760.5	—
Earnings from discontinued operations before income taxes	557.3	2,059.3	1,395.6
Income taxes	(157.0)	(448.6)	(435.9)
Earnings from discontinued operations, net of income taxes	$400.3	$1,610.7	$959.7

The following table summarizes the major classes of assets and liabilities of the Fortive-related discontinued operations that were included in the Company’s accompanying Consolidated Balance Sheets as of December 31, 2015 ($ in millions):

Assets:
Trade accounts receivable, net	$979.0
Inventories	522.3
Property, plant and equipment, net	522.9
Goodwill	4,055.4
Other intangible assets, net	725.0
Other assets	470.9
Total assets, discontinued operations	$7,275.5
Liabilities:
Trade accounts payable	$657.1
Accrued expenses and other liabilities	666.8
Other long-term liabilities	512.6
Total liabilities, discontinued operations	$1,836.5

NOTE 4. INVENTORIES
The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2016	2015
Finished goods	$884.4	$854.6
Work in process	299.4	242.8
Raw materials	525.6	475.7
Total	$1,709.4	$1,573.1
As of December 31, 2016 and 2015, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. The liquidation of LIFO inventory did not have a significant impact on the Company’s results of operations in any period presented.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2016	2015
Land and improvements	$150.5	$121.7
Buildings	880.9	890.1
Machinery and equipment	1,953.9	1,690.2
Customer-leased instruments	1,332.0	1,287.7
Gross property, plant and equipment	4,317.3	3,989.7
Less: accumulated depreciation	(1,963.3)	(1,687.0)
Property, plant and equipment, net	$2,354.0	$2,302.7

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS
As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and noncontrolling interests. Management assesses the goodwill of each of its reporting units for impairment at least annually at the beginning of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across a large spectrum of reporting units.
The Company estimates the fair value of its reporting units primarily using a market approach, based on current trading multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent available market sale transactions of comparable businesses. In certain circumstances the Company also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the Company must perform additional analysis to determine if the reporting unit’s goodwill has been impaired.
As of December 31, 2016, the Company had eight reporting units for goodwill impairment testing. As of the date of the 2016 annual impairment test, the carrying value of the goodwill included in each individual reporting unit ranged from $503 million to approximately $11.7 billion. No goodwill impairment charges were recorded for the years ended December 31, 2016, 2015 and 2014 and no “triggering” events have occurred subsequent to the performance of the 2016 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of the Company’s goodwill by segment ($ in millions):

	Life Sciences		Diagnostics	Dental		Environmental & Applied Solutions	Total
Balance, January 1, 2015	$1,933.2		$4,412.1	$3,142.9		$2,086.9	$11,575.1
Attributable to 2015 acquisitions	9,560.2		180.3	7.0		93.5	9,841.0
Adjustments due to finalization of purchase price adjustments	(4.6)		(6.9)	197.9	(a)	—	186.4
Foreign currency translation and other	(180.3)		(198.1)	(111.7)		(97.5)	(587.6)
Balance, December 31, 2015	11,308.5		4,387.4	3,236.1		2,082.9	21,014.9
Attributable to 2016 acquisitions	438.6		2,590.5	4.2		28.5	3,061.8
Adjustments due to finalization of purchase price adjustments	89.7	(b)	(2.2)	—		5.1	92.6
Foreign currency translation and other	(226.5)		(72.7)	(24.7)		(18.5)	(342.4)
Balance, December 31, 2016	$11,610.3		$6,903.0	$3,215.6		$2,098.0	$23,826.9

(a)	This adjustment is primarily related to finalization of the Nobel Biocare purchase price adjustments.

(b)	This adjustment is primarily related to finalization of the Pall purchase price adjustments.
Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2016		2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$2,211.3	$(618.5)	$1,857.2	$(488.7)
Customer relationships and other intangibles	6,990.9	(1,627.1)	5,994.1	(1,199.9)
Total finite-lived intangibles	9,202.2	(2,245.6)	7,851.3	(1,688.6)
Indefinite-lived intangibles:
Trademarks and trade names	4,861.4	—	4,382.6	—
Total intangibles	$14,063.6	$(2,245.6)	$12,233.9	$(1,688.6)

During 2016, the Company acquired finite-lived intangible assets, consisting primarily of customer relationships, with a weighted average life of 14 years. Refer to Note 2 for additional information on the intangible assets acquired.
Total intangible amortization expense in 2016, 2015 and 2014 was $583 million, $397 million and $269 million, respectively. Based on the intangible assets recorded as of December 31, 2016, amortization expense is estimated to be $649 million during 2017, $633 million during 2018, $625 million during 2019, $620 million during 2020 and $608 million during 2021.

NOTE 7. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2016:
Assets:
Available-for-sale securities	$117.8	$52.3	$—	$170.1
Liabilities:
Deferred compensation plans	—	52.2	—	52.2
December 31, 2015:
Assets:
Available-for-sale securities	$342.3	$59.1	$—	$401.4
Liabilities:
Deferred compensation plans	—	55.5	—	55.5
Available-for-sale securities, which are included in other long-term assets in the accompanying Consolidated Balance Sheets, are either measured at fair value using quoted market prices in an active market or if they are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.
The Company has established nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment (or board service, as applicable). All amounts deferred under such plans are unfunded, unsecured obligations of the Company and are presented as a component of the Company’s compensation and benefits accrual included in other long-term liabilities in the accompanying Consolidated Balance Sheets (refer to Note 8). Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within the Company’s 401(k) program (except that the earnings rates for amounts deferred by the Company’s directors and amounts contributed unilaterally by the Company are entirely based on changes in the value of the Company’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.

Fair Value of Financial Instruments
The carrying amounts and fair values of the Company’s financial instruments as of December 31 were as follows ($ in millions):

	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Available-for-sale securities	$170.1	$170.1	$401.4	$401.4
Liabilities:
Short-term borrowings	2,594.8	2,594.8	845.2	845.2
Long-term borrowings	9,674.2	10,095.1	12,025.2	12,471.4
As of December 31, 2016 and 2015, available-for-sale securities were categorized as Level 1 and Level 2, as indicated above, and short and long-term borrowings were categorized as Level 1.
The fair value of long-term borrowings was based on quoted market prices. The difference between the fair value and the carrying amounts of long-term borrowings (other than the Company’s Liquid Yield Option Notes due 2021 (the “LYONs”)) is attributable to changes in market interest rates and/or the Company’s credit ratings subsequent to the incurrence of the borrowing. In the case of the LYONs, differences in the fair value from the carrying value are attributable to changes in the price of the Company’s common stock due to the LYONs’ conversion features. The fair values of borrowings with original maturities of one year or less, as well as cash and cash equivalents, trade accounts receivable, net and trade accounts payable approximate their carrying amounts due to the short-term maturities of these instruments.
Refer to Note 10 for information related to the fair value of the Company sponsored defined benefit pension plan assets.

NOTE 8. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2016		2015
	Current	Noncurrent	Current	Noncurrent
Compensation and benefits	$914.1	$247.1	$775.3	$261.8
Pension and postretirement benefits	91.7	1,222.9	101.9	1,226.2
Taxes, income and other	293.9	3,894.1	381.2	4,031.1
Deferred revenue	539.8	92.7	457.0	76.5
Sales and product allowances	144.1	2.0	135.2	2.2
Other	810.6	211.5	758.8	152.2
Total	$2,794.2	$5,670.3	$2,609.4	$5,750.0

NOTE 9. FINANCING
The components of the Company’s debt as of December 31 were as follows ($ in millions):

	2016	2015
U.S. dollar-denominated commercial paper	$2,733.5	$920.0
Euro-denominated commercial paper (€3.0 billion and €2.8 billion, respectively)	3,127.6	3,096.9
2.3% senior unsecured notes due 2016 (the “2016 Notes”)	—	500.0
4.0% senior unsecured bonds due 2016 (CHF 120.0 million aggregate principal amount) (“the 2016 Bonds”)	—	122.6
Floating rate senior unsecured notes due 2017 (€500.0 million aggregate principal amount) (the “2017 Euronotes”)	526.0	544.8
0.0% senior unsecured bonds due 2017 (CHF 100.0 million aggregate principal amount) (the “2017 CHF Bonds”)	98.0	99.7
5.625% senior unsecured notes due 2018 (the “2018 Notes”)	—	500.0
1.65% senior unsecured notes due 2018 (the “2018 U.S. Notes”)	498.1	497.1
5.4% senior unsecured notes due 2019 (the “2019 Notes”)	—	750.0
1.0% senior unsecured notes due 2019 (€600.0 million aggregate principal amount) (the “2019 Euronotes”)	628.6	651.0
2.4% senior unsecured notes due 2020 (the “2020 U.S. Notes”)	496.8	495.9
5.0% senior unsecured notes due 2020 (the “2020 Assumed Pall Notes”)	402.6	410.7
Zero-coupon LYONs due 2021	68.1	72.6
0.352% senior unsecured notes due 2021 (¥30.0 billion aggregate principal amount) (the “2021 Yen Notes”)	255.6	—
3.9% senior unsecured notes due 2021 (the “2021 Notes”)	—	600.0
1.7% senior unsecured notes due 2022 (€800.0 million aggregate principal amount) (the “2022 Euronotes”)	836.5	866.8
0.5% senior unsecured bonds due 2023 (CHF 540.0 million aggregate principal amount) (the “2023 CHF Bonds”)	532.3	541.6
2.5% senior unsecured notes due 2025 (€800.0 million aggregate principal amount) (the “2025 Euronotes”)	836.8	867.9
3.35% senior unsecured notes due 2025 (the “2025 U.S. Notes”)	495.8	495.3
1.125% senior unsecured bonds due 2028 (CHF 110.0 million aggregate principal amount) (the “2028 CHF Bonds”)	108.8	110.7
4.375% senior unsecured notes due 2045 (the “2045 U.S. Notes”)	499.3	499.3
Other	124.6	227.5
Total debt	12,269.0	12,870.4
Less: currently payable	2,594.8	845.2
Long-term debt	$9,674.2	$12,025.2
Debt discounts and debt issuance costs totaled $25 million and $9 million as of December 31, 2016 and 2015, respectively, and have been netted against the aggregate principal amounts of the related debt in the components of debt table above.
Commercial Paper Programs and Credit Facilities
In 2015, the Company entered into a $4.0 billion unsecured multi-year revolving credit facility with a syndicate of banks that expires on July 10, 2020, subject to a one-year extension option at the request of the Company with the consent of the lenders (the “5-Year Credit Facility”). The Company also entered into a $7.0 billion 364-day unsecured revolving credit facility with a syndicate of banks that expired in July 2016 (no borrowings were outstanding under the facility at any time) to provide additional liquidity support for issuances under the Company’s U.S. and euro-denominated commercial paper programs, the proceeds of which were used to finance a portion of the purchase price for the Pall Acquisition. On October 24, 2016, the Company again expanded its borrowing capacity by entering into a $3.0 billion 364-day unsecured revolving credit facility with a syndicate of banks that expires on October 23, 2017 (the “364-Day Facility” and together with the 5-Year Credit Facility, the “Credit Facilities”), to provide additional liquidity support for issuances under the Company’s U.S. and euro-denominated commercial paper programs. The increase in the size of the Company’s commercial paper programs provided necessary capacity for the Company to use proceeds from the issuance of commercial paper to fund the purchase price for the Cepheid Acquisition, as discussed in more detail below.
Under the Company’s U.S. and euro-denominated commercial paper programs, the Company or a subsidiary of the Company, as applicable, may issue and sell unsecured, short-term promissory notes. The notes are typically issued at a discount from par, generally based on the ratings assigned to the Company by credit rating agencies at the time of the issuance and prevailing market rates measured by reference to LIBOR. The Credit Facilities provide liquidity support for issuances under the Company’s commercial paper programs, and can also be used for working capital and other general corporate purposes. The availability of the Credit Facilities as standby liquidity facilities to repay maturing commercial paper is an important factor in maintaining the existing credit ratings of the Company’s commercial paper programs. The Company expects to limit any borrowings under the Credit Facilities to amounts that would leave sufficient available borrowing capacity under such facilities to allow the Company to borrow, if needed, to repay all of the outstanding commercial paper as it matures. As commercial paper obligations mature, the Company anticipates issuing additional short-term commercial paper obligations to refinance all or part of these borrowings. As of December 31, 2016, borrowings outstanding under the Company’s U.S. and euro commercial paper programs had a weighted average annual interest rate of 0.3% and a weighted average remaining maturity of approximately 37 days. The Company has classified approximately $4.0 billion of its borrowings outstanding under the commercial paper programs as of December 31, 2016 as long-term debt in the accompanying Consolidated Balance Sheet as the Company had the intent and ability, as supported by availability under the 5-Year Credit Facility referenced above, to refinance these borrowings for at least one year from the balance sheet date.
Under the Credit Facilities, borrowings (other than bid loans under the 5-Year Credit Facility) bear interest at a rate equal to (at the Company’s option) either (1) a LIBOR-based rate (the “LIBOR-Based Rate”), or (2) the highest of (a) the Federal funds rate plus 0.5%, (b) the prime rate and (c) the LIBOR-Based Rate plus 1%, plus in each case a specified margin that, in the case of the 5-Year Credit Facility, varies according to the Company’s long-term debt credit rating. In addition to certain initial fees the Company paid with respect to the 5-Year Credit Facility at inception of the facility, the Company is obligated to pay an annual commitment or facility fee under each Credit Facility that, in the case of the 5-Year Credit Facility, varies according to the Company’s long-term debt credit rating. Each of the Credit Facilities requires the Company to maintain a consolidated leverage ratio (as defined in the respective facility) of 0.65 to 1.00 or less, and also contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants. As of December 31, 2016, no borrowings were outstanding under either of the Credit Facilities and the Company was in compliance with all covenants under each facility. The nonperformance by any member of either Credit Facility syndicate would reduce the maximum capacity of such Credit Facility by such member’s commitment amount.
The Company’s ability to access the commercial paper market, and the related costs of these borrowings, is affected by the strength of the Company’s credit rating and market conditions. Any downgrade in the Company’s credit rating would increase the cost of borrowings under the Company’s commercial paper program and the 5-Year Credit Facility, and could limit or preclude the Company’s ability to issue commercial paper. If the Company’s access to the commercial paper market is adversely affected due to a credit downgrade, change in market conditions or otherwise, the Company expects it would rely on a combination of available cash, operating cash flow and the Credit Facilities to provide short-term funding. In such event, the cost of borrowings under the Credit Facilities could be higher than the cost of commercial paper borrowings.
In addition to the Credit Facilities, the Company has also entered into reimbursement agreements with various commercial banks to support the issuance of letters of credit.

Long-Term Indebtedness
The following summarizes the key terms for the Company’s long-term debt as of December 31, 2016:

	Outstanding Balance as of December 31, 2016	Stated Annual Interest Rate	Issue Price	Issue Date	Maturity Date	Interest Payment Dates (in arrears)
2017 Euronotes (1)	$526.0	three-month EURIBOR + 0.45%	100%	July 8, 2015	June 30, 2017	March 30, June 30, September 30 and December 30
2017 CHF Bonds (2)	98.0	0.0%	100.14%	December 8, 2015	December 8, 2017	December 8
2018 U.S. Notes (3)	498.1	1.65%	99.866%	September 15, 2015	September 15, 2018	March 15 and September 15
2019 Euronotes (1)	628.6	1.0%	99.696%	July 8, 2015	July 8, 2019	July 8
2020 U.S. Notes (3)	496.8	2.4%	99.757%	September 15, 2015	September 15, 2020	March 15 and September 15
2020 Assumed Pall Notes (5)	402.6	5.0%	not applicable	not applicable	June 15, 2020	June 15 and December 15
2021 LYONs	68.1	see below	not applicable	January 22, 2001	January 22, 2021	January 22 and July 22
2021 Yen Notes (4)	255.6	0.352%	100%	February 28, 2016	March 16, 2021	September 16
2022 Euronotes (1)	836.5	1.7%	99.651%	July 8, 2015	January 4, 2022	January 4
2023 CHF Bonds (2)	532.3	0.5%	100.924%	December 8, 2015	December 8, 2023	December 8
2025 Euronotes (1)	836.8	2.5%	99.878%	July 8, 2015	July 8, 2025	July 8
2025 U.S. Notes (3)	495.8	3.35%	99.857%	September 15, 2015	September 15, 2025	March 15 and September 15
2028 CHF Bonds (2)	108.8	1.125%	101.303%	December 8, 2015	December 8, 2028	December 8
2045 U.S. Notes (3)	499.3	4.375%	99.784%	September 15, 2015	September 15, 2045	March 15 and September 15
U.S. dollar and euro-denominated commercial paper	5,861.1	various	various	various	various	various
Other	124.6	various	various	various	various	various
Total debt	$12,269.0

(1)
The net proceeds, after underwriting discounts and commissions and offering expenses, of approximately €2.7 billion (approximately $3.0 billion based on currency exchange rates as of the date of issuance) from these notes were used to pay a portion of the purchase price for the Pall Acquisition.

(2)
The net proceeds, including the related premium, and after underwriting discounts and commissions and offering expenses, of approximately CHF 755 million ($732 million based on currency exchange rates as of date of issuance) from these bonds were used to repay a portion of the commercial paper issued to finance the Pall Acquisition.

(3)
The net proceeds, after underwriting discounts and commissions and offering expenses, of approximately $2.0 billion from these notes were used to repay a portion of the commercial paper issued to finance the Pall Acquisition.

(4)
The net proceeds, after offering expenses, of approximately ¥29.9 billion (approximately $262 million based on currency exchange rates as of the date of issuance) from these notes were used to repay a portion of the commercial paper borrowings issued to finance the Pall Acquisition.

(5)
In connection with the Pall Acquisition, the Company acquired senior unsecured notes previously issued by Pall with an aggregate principal amount of $375 million. In accordance with accounting for business combinations, the Assumed Pall Notes were recorded at their fair value of $417 million on the date of acquisition and for accounting purposes, interest charges on these notes recorded in the Company’s Consolidated Statement of Earnings reflect an effective interest rate of approximately 2.9% per year.

LYONs
In 2001, the Company issued $830 million (value at maturity) in LYONs. The net proceeds to the Company were $505 million, of which approximately $100 million was used to pay down debt and the balance was used for general corporate purposes, including acquisitions. The LYONs originally carry a yield to maturity of 2.375% (with contingent interest payable as described below). Pursuant to the terms of the indenture that governs the Company’s LYONs, effective as of the record date of the distribution of the Fortive shares, the conversion ratio of the LYONs was adjusted so that each $1,000 of principal amount at maturity may be converted into 38.1998 shares of Danaher common stock at any time on or before the maturity date of January 22, 2021.

During the year ended December 31, 2016, holders of certain of the Company’s LYONs converted such LYONs into an aggregate of approximately 250 thousand shares of the Company’s common stock, par value $0.01 per share. The Company’s deferred tax liability associated with the book and tax basis difference in the converted LYONs of $3 million was transferred to additional paid-in capital as a result of the conversions.
As of December 31, 2016, an aggregate of approximately 21 million shares of the Company’s common stock had been issued upon conversion of LYONs. As of December 31, 2016, the accreted value of the outstanding LYONs was lower than the traded market value of the underlying common stock issuable upon conversion. The Company may redeem all or a portion of the LYONs for cash at any time at scheduled redemption prices.
Under the terms of the LYONs, the Company pays contingent interest to the holders of LYONs during any six-month period from January 23 to July 22 and from July 23 to January 22 if the average market price of a LYON for a specified measurement period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The amount of contingent interest to be paid with respect to any quarterly period is equal to the higher of either 0.0315% of the bonds’ average market price during the specified measurement period or the amount of the cash dividend paid on Danaher’s common stock during such quarterly period multiplied by the number of shares issuable upon conversion of a LYON. The Company paid $1 million, $1 million and $2 million of contingent interest on the LYONs for each of the years ended December 31, 2016, 2015 and 2014, respectively. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity.
Long-Term Indebtedness Related to the Fortive Separation
In June 2016, the Company received net cash distributions of approximately $3.0 billion from Fortive as consideration for the Company’s contribution of assets to Fortive in connection with the Separation. Fortive financed these cash payments through issuance of approximately $3.4 billion of debt, consisting of $500 million aggregate principal amount of borrowings under a three-year, senior unsecured term loan facility with variable interest rates (the “Term Loan Facility”), $393 million of commercial paper borrowings supported by a five-year, $1.5 billion senior unsecured revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facility the “Fortive Credit Facilities”), $300 million aggregate principal amount of 1.8% senior unsecured notes due 2019, $750 million aggregate principal amount of 2.35% senior unsecured notes due 2021, $900 million aggregate principal amount of 3.15% senior unsecured notes due 2026 and $550 million aggregate principal amount of 4.3% senior unsecured notes due 2046 (collectively, the “Fortive Debt”). Danaher initially guaranteed the Fortive Debt, and the guarantee terminated effective as of the Distribution Date. As of July 2, 2016 in connection with the Separation, the Fortive Debt was transferred to Fortive and is no longer reflected in the Company’s consolidated financial statements.
2016 Long-Term Debt Repayments
The Company used a portion of the proceeds from the Fortive Distribution to repay the $500 million aggregate principal amount of 2016 Notes that matured in June 2016 and to redeem approximately $1.9 billion in aggregate principal amount of outstanding indebtedness in August 2016 (consisting of the Redeemed Notes). Danaher also paid an aggregate of $188 million in make-whole premiums in connection with the August 2016 redemptions, plus accrued and unpaid interest. The payment of these make-whole premiums, net of certain deferred gains of $9 million, are reflected as a loss on early extinguishment of borrowings in the accompanying Consolidated Statements of Earnings. The Company has used and intends to use the balance of the cash proceeds it received from Fortive to fund certain of the Company’s regular, quarterly cash dividends to shareholders.
The Company repaid the CHF 120 million aggregate principal amount of the 2016 Bonds upon their maturity in October 2016 using available cash.
Covenants and Redemption Provisions Applicable to Notes
With respect to the 2020 Assumed Pall Notes, the 2019, 2022 and 2025 Euronotes and the 2018, 2020, 2025 and 2045 U.S. Notes, at any time prior to the applicable maturity date (or in certain cases three months prior to the maturity date), the Company may redeem the applicable series of notes in whole or in part, by paying the principal amount and the “make-whole” premium specified in the applicable indenture, plus accrued and unpaid interest. With respect to each of the 2017, 2023 and 2028 CHF Bonds at any time after 85% or more of the applicable bonds have been redeemed or purchased and canceled, the Company may redeem some or all of the remaining bonds for their principal amount plus accrued and unpaid interest. With respect to the 2017, 2019, 2022 and 2025 Euronotes and the 2017, 2023 and 2028 CHF Bonds, the Company may redeem such notes and bonds upon the occurrence of specified, adverse changes in tax laws, or interpretations under such laws, at a redemption price equal to the principal amount of the bonds to be redeemed.

If a change of control triggering event occurs with respect to any of the 2020 Assumed Pall Notes, the 2017, 2019, 2022 and 2025 Euronotes, the 2018, 2020, 2025 and 2045 U.S. Notes or the 2017, 2023 and 2028 CHF Bonds, each holder of such notes may require the Company to repurchase some or all of such notes and bonds at a purchase price equal to 101% of the principal amount of the notes and bonds, plus accrued and unpaid interest. A change of control triggering event means the occurrence of both a change of control and a rating event, each as defined in the applicable indenture or comparable governing document. Except in connection with a change of control triggering event, the Company does not have any credit rating downgrade triggers that would accelerate the maturity of a material amount of outstanding debt.
The respective indentures under which the above-described notes and bonds were issued contain customary covenants including, for example, limits on the incurrence of secured debt and sale/leaseback transactions. None of these covenants are considered restrictive to the Company’s operations and as of December 31, 2016, the Company was in compliance with all of its debt covenants.
Danaher Corporation has guaranteed long-term debt and commercial paper issued by certain of its wholly-owned subsidiaries. The 2017 Euronotes, 2019 Euronotes, 2022 Euronotes and 2025 Euronotes were issued by DH Europe Finance S.A. (“Danaher International”), a wholly-owned finance subsidiary of the Company. The 2017 CHF Bonds, 2023 CHF Bonds, and 2028 CHF Bonds were issued by DH Switzerland Finance S.A. (“Danaher Switzerland”), a wholly-owned finance subsidiary of the Company. All securities issued by each of Danaher International and Danaher Switzerland are fully and unconditionally guaranteed by the Company and these guarantees rank on parity with the Company’s unsecured and unsubordinated indebtedness.
Other
The Company’s minimum principal payments for the next five years are as follows ($ in millions):

2017	$2,594.8
2018	496.4
2019	627.2
2020	4,899.2
2021	323.0
Thereafter	3,328.4
The Company made interest payments of $212 million, $126 million and $118 million in 2016, 2015 and 2014, respectively.

NOTE 10. PENSION BENEFIT PLANS
The Company has noncontributory defined benefit pension plans which cover certain of its U.S. employees. During 2012, all remaining benefit accruals under the U.S. plans ceased. The Company also has noncontributory defined benefit pension plans which cover certain of its non-U.S. employees, and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the funded status of the U.S. and non-U.S. plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2016	2015	2016	2015
Change in pension benefit obligation:
Benefit obligation at beginning of year	$2,603.9	$2,484.7	$1,449.3	$1,171.7
Service cost	9.0	9.6	36.4	42.0
Interest cost	89.7	101.1	32.8	29.4
Employee contributions	—	—	8.6	8.2
Benefits and other expenses paid	(204.8)	(192.9)	(48.4)	(36.7)
Acquisitions and other	(7.4)	324.9	—	431.4
Actuarial loss (gain)	67.7	(112.5)	174.1	(42.3)
Amendments, settlements and curtailments	—	(11.0)	(25.9)	(79.6)
Foreign exchange rate impact	—	—	(133.9)	(74.8)
Benefit obligation at end of year	2,558.1	2,603.9	1,493.0	1,449.3
Change in plan assets:
Fair value of plan assets at beginning of year	1,892.6	1,886.3	1,025.9	747.6
Actual return on plan assets	122.7	(21.3)	134.3	11.1
Employer contributions	57.7	49.4	43.5	42.2
Employee contributions	—	—	8.6	8.2
Amendments and settlements	—	—	(7.3)	(57.0)
Benefits and other expenses paid	(204.8)	(192.9)	(48.4)	(36.7)
Acquisitions	—	171.1	—	355.8
Foreign exchange rate impact	—	—	(113.7)	(45.3)
Fair value of plan assets at end of year	1,868.2	1,892.6	1,042.9	1,025.9
Funded status	$(689.9)	$(711.3)	$(450.1)	$(423.4)
Weighted average assumptions used to determine benefit obligations at date of measurement:

	U.S. Plans		Non-U.S. Plans
	2016	2015	2016	2015
Discount rate	4.1%	4.4%	1.8%	2.6%
Rate of compensation increase	4.0%	4.0%	2.9%	2.9%
Components of net periodic pension cost (benefit):

	U.S. Pension Benefits		Non-U.S. Pension Benefits
($ in millions)	2016	2015	2016	2015
Service cost	$9.0	$9.6	$36.4	$42.0
Interest cost	89.7	101.1	32.8	29.4
Expected return on plan assets	(132.6)	(136.0)	(40.2)	(34.2)
Amortization of prior service credit	—	—	(0.3)	(0.1)
Amortization of net loss	24.6	28.9	7.8	9.9
Curtailment and settlement gains recognized	(0.7)	(9.3)	(0.3)	(0.8)
Net periodic pension (benefit) cost	$(10.0)	$(5.7)	$36.2	$46.2
Net periodic pension (benefits) costs are included in cost of sales and selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings.

Weighted average assumptions used to determine net periodic pension cost (benefit) at date of measurement:

	U.S. Plans		Non-U.S. Plans
	2016	2015	2016	2015
Discount rate	4.4%	4.0%	2.6%	2.3%
Expected long-term return on plan assets	7.0%	7.5%	4.1%	3.9%
Rate of compensation increase	N/A	N/A	2.9%	3.0%
The discount rate reflects the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year. For non-U.S. plans, rates appropriate for each plan are determined based on investment-grade instruments with maturities approximately equal to the average expected benefit payout under the plan. During 2016, the Company updated the mortality assumptions used to estimate the projected benefit obligation to reflect updated mortality tables.
Effective December 31, 2015, the Company changed its estimate of the service and interest cost components of net periodic benefit cost for its U.S. and non-U.S. pension and other postretirement benefit plans. Previously, the Company estimated the service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The new estimate provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s U.S. and non-U.S. pension and other postretirement benefit obligations and it is accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, which is applied prospectively. For the year ended December 31, 2016, the change in estimate reduced U.S. and non-U.S. pension and other postretirement net periodic benefit plan cost by $25 million when compared to the prior methodology.
Following the Pall Acquisition, the Company froze and discontinued all future accruals to the Pall pension plan, which necessitated a remeasurement of the plan obligations and resulted in a curtailment gain of $11 million ($9 million, net of tax) in 2015.
Included in accumulated other comprehensive income (loss) as of December 31, 2016 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $2 million ($1 million, net of tax) and unrecognized actuarial losses of approximately $1.0 billion ($649 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2016. The prior service credits and actuarial losses included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension costs during the year ending December 31, 2017 is $0.3 million ($0.2 million, net of tax) and $34 million ($22 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2017.
Selection of Expected Rate of Return on Assets
For the year ended December 31, 2016, the Company used an expected long-term rate of return assumption of 7.0% for its U.S. defined benefit pension plan while for the years ended December 31, 2015 and 2014, the Company used an expected long-term rate of return assumption of 7.5% for its U.S. defined benefit pension plan. The Company intends to use an expected long-term rate of return assumption of 7.0% for 2017 for its U.S. plan. This expected rate of return reflects the asset allocation of the plan, and is based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the non-U.S. plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 1.1% to 5.8% and 1.1% to 6.0% in 2016 and 2015, respectively, with a weighted average rate of return assumption of 4.1% and 3.9% in 2016 and 2015, respectively.
Plan Assets
The U.S. plan’s goal is to maintain between 60% and 70% of its assets in equity portfolios, which are invested in individual equity securities or funds that are expected to mirror broad market returns for equity securities or in assets with characteristics similar to equity investments, such as venture capital funds and partnerships. Asset holdings are periodically rebalanced when equity holdings are outside this range. The balance of the U.S. plan asset portfolio is invested in bond funds, real estate funds, various absolute and real return funds and private equity funds. Non-U.S. plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the consolidated financial statements.

The Company has some investments that are valued using Net Asset Value (“NAV”) as the practical expedient. In addition, some of the investments valued using NAV as the practical expedient have limits on their redemption to monthly, quarterly, semiannually or annually and require up to 90 days prior written notice. These investments valued using NAV consist of mutual funds, common collective trusts, venture capital funds, partnerships, and other private investments, which allow the Company to allocate investments across a broad array of types of funds and diversify the portfolio.
The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans as of December 31, 2016, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$23.7	$—	$—	$23.7
Equity securities:
Common stock	347.5	23.4	—	370.9
Preferred stock	4.3	—	—	4.3
Fixed income securities:
Corporate bonds	—	62.9	—	62.9
Government issued	—	82.9	—	82.9
Mutual funds	315.1	162.6	—	477.7
Insurance contracts	—	260.3	—	260.3
Total	$690.6	$592.1	$—	1,282.7
Investments measured at NAV (a):
Mutual funds				289.1
Insurance contracts				70.2
Common collective trusts				697.8
Venture capital, partnerships and other private investments				571.3
Total assets at fair value				$2,911.1

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total plan assets.

The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans as of December 31, 2015, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$20.1	$—	$—	$20.1
Equity securities:
Common stock	249.4	24.5	—	273.9
Preferred stock	2.6	—	—	2.6
Fixed income securities:
Corporate bonds	—	98.8	—	98.8
Government issued	—	80.5	—	80.5
Mutual funds	357.4	188.8	—	546.2
Insurance contracts	—	232.8	—	232.8
Total	$629.5	$625.4	$—	1,254.9
Investments measured at NAV (a):
Mutual funds				257.6
Insurance contracts				70.9
Common collective trusts				742.5
Venture capital, partnerships and other private investments				592.6
Total assets at fair value				$2,918.5

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total plan assets.
Preferred stock and common stock traded on an active market, as well as mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Preferred stock, common stock, corporate bonds, U.S. government securities and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.
Common/collective trusts are valued based on the plan’s interest, represented by investment units, in the underlying investments held within the trust that are traded in an active market by the trustee.
Venture capital, partnerships and other private investments are valued using the NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. Depending on the nature of the assets, the underlying investments are valued using a combination of either discounted cash flows, earnings and market multiples, third-party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.
The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected Contributions
During 2016, the Company contributed $58 million to its U.S. defined benefit pension plan and $44 million to its non-U.S. defined benefit pension plans. During 2017, the Company’s cash contribution requirements for its U.S. and its non-U.S. defined benefit pension plans are expected to be approximately $35 million and $40 million, respectively.

The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

	U.S. Pension Plans	Non-U.S. Pension Plans	All Pension Plans
2017	$177.1	$43.1	$220.2
2018	177.3	49.5	226.8
2019	177.2	46.7	223.9
2020	179.2	46.4	225.6
2021	179.8	51.9	231.7
2022 – 2026	860.7	279.9	1,140.6
Other Matters
Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.
A limited number of the Company’s subsidiaries participate in multiemployer defined benefit and contribution plans, primarily outside of the United States, that require the Company to periodically contribute funds to the plan. The risks of participating in a multiemployer plan differ from the risks of participating in a single-employer plan in the following respects: (1) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer ceases contributing to the plan, the unfunded obligations of the plan may be required to be borne by the remaining participating employers and (3) if the Company elects to stop participating in the plan, the Company may be required to pay the plan an amount based on the unfunded status of the plan. None of the multiemployer plans in which the Company’s subsidiaries participate are considered to be quantitatively or qualitatively significant, either individually or in the aggregate. In addition, contributions made to these plans during 2016, 2015 and 2014 were not considered significant, either individually or in the aggregate.
Expense for all defined benefit and defined contribution pension plans amounted to $177 million, $154 million and $132 million for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 11. OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company.
The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of year	$193.4	$221.4
Service cost	0.7	1.1
Interest cost	6.6	8.4
Amendments, curtailments and other	(6.5)	(3.6)
Actuarial gain	(5.0)	(22.7)
Acquisitions	—	5.0
Retiree contributions	3.2	3.6
Benefits paid	(17.8)	(19.8)
Benefit obligation at end of year	174.6	193.4
Change in plan assets:
Fair value of plan assets	—	—
Funded status	$(174.6)	$(193.4)

As of December 31, 2016 and 2015, $158 million and $175 million, respectively, of the total underfunded status of the plan was recognized as long-term accrued postretirement liability since it was not expected to be funded within one year.
Weighted average assumptions used to determine benefit obligations at date of measurement:

	2016	2015
Discount rate	3.9%	4.2%
Medical trend rate – initial	6.5%	6.8%
Medical trend rate – grading period	21 years	22 years
Medical trend rate – ultimate	4.5%	4.5%
Effect of a one-percentage-point change in assumed health care cost trend rates:

($ in millions)	1% Increase	1% Decrease
Effect on the total of service and interest cost components	$0.3	$(0.3)
Effect on postretirement medical benefit obligation	5.3	(4.7)
The medical trend rate used to determine the postretirement benefit obligation was 6.5% for 2016. The rate decreases gradually to an ultimate rate of 4.5% in 2037 and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported.
Components of net periodic benefit cost:

($ in millions)	2016	2015
Service cost	$0.7	$1.1
Interest cost	6.6	8.4
Amortization of net loss	—	1.0
Amortization of prior service credit	(3.1)	(3.1)
Net periodic benefit cost	$4.2	$7.4
Net periodic benefit costs are included in cost of sales and selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings.
Included in accumulated other comprehensive income (loss) as of December 31, 2016 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service credits of $24 million ($15 million, net of tax) and unrecognized actuarial losses of $14 million ($9 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued benefit costs as of December 31, 2016. The prior service credits and actuarial losses included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic benefit costs during the year ending December 31, 2017 is $3 million ($2 million, net of tax) and $0.1 million ($0.1 million, net of tax), respectively.
The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated ($ in millions):

2017	$16.7
2018	16.3
2019	15.8
2020	15.1
2021	14.4
2022 – 2026	61.4

NOTE 12. INCOME TAXES
Earnings from continuing operations before income taxes for the years ended December 31 were as follows ($ in millions):

	2016	2015	2014
United States	$647.7	$505.5	$455.7
International	1,963.6	1,533.9	1,630.5
Total	$2,611.3	$2,039.4	$2,086.2
The provision for income taxes from continuing operations for the years ended December 31 were as follows ($ in millions):

	2016	2015	2014
Current:
Federal U.S.	$237.2	$213.4	$23.6
Non-U.S.	542.9	273.0	241.2
State and local	61.7	(9.5)	(19.2)
Deferred:
Federal U.S.	(237.5)	(83.8)	206.9
Non-U.S.	(104.2)	(121.5)	(43.9)
State and local	(42.2)	21.1	38.9
Income tax provision	$457.9	$292.7	$447.5

During 2015 the Company adopted ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”) on a prospective basis; therefore, all deferred tax assets and liabilities have been classified as noncurrent in the accompanying Consolidated Balance Sheets. Noncurrent deferred tax assets and noncurrent deferred tax liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying Consolidated Balance Sheets. Net deferred income tax liabilities for discontinued operations for the year ended December 31, 2015 was $87 million and is reflected in current assets, discontinued operations and other long-term liabilities, discontinued operations in the accompanying Consolidated Balance Sheet. Deferred income tax assets and liabilities as of December 31 were as follows ($ in millions):

	2016	2015
Deferred tax assets:
Allowance for doubtful accounts	$22.4	$27.7
Inventories	102.8	107.1
Pension and postretirement benefits	392.4	415.7
Environmental and regulatory compliance	29.9	31.7
Other accruals and prepayments	211.1	405.2
Stock-based compensation expense	89.3	128.8
Tax credit and loss carryforwards	1,095.9	1,075.4
Valuation allowances	(306.5)	(215.0)
Total deferred tax asset	1,637.3	1,976.6
Deferred tax liabilities:
Property, plant and equipment	(41.4)	(194.1)
Insurance, including self-insurance	(786.4)	(1,107.3)
Basis difference in LYONs	(13.1)	(9.1)
Goodwill and other intangibles	(3,645.3)	(3,704.8)
Unrealized gains on marketable securities	(2.9)	(68.0)
Total deferred tax liability	(4,489.1)	(5,083.3)
Net deferred tax liability	$(2,851.8)	$(3,106.7)
The Company evaluates the future realizability of tax credits and loss carryforwards considering the anticipated future earnings of the Company’s subsidiaries as well as tax planning strategies in the associated jurisdictions. Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $2.5 billion and $2.7 billion as of December 31, 2016 and 2015, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax liabilities of $374 million and $367 million as of December 31, 2016 and 2015, respectively. During 2016, the Company’s valuation allowance increased by $92 million, $21 million due to acquisitions and the remainder due to certain tax benefits triggered in 2016 that are not expected to be realized.
The effective income tax rate from continuing operations for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2016	2015	2014
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	0.6%	0.7%	0.5%
Foreign income taxed at lower rate than U.S. statutory rate	(10.2)%	(17.1)%	(18.4)%
Resolution and expiration of statutes of limitation of uncertain tax positions	(3.1)%	(0.7)%	2.9%
Permanent foreign exchange losses	(8.2)%	(4.6)%	—%
Research credits, uncertain tax positions and other	3.4%	1.1%	1.5%
Effective income tax rate	17.5%	14.4%	21.5%

The Company’s effective tax rate for each of 2016, 2015 and 2014 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate.

•
The effective tax rate of 17.5% in 2016 includes 350 basis points of net tax benefits from permanent foreign exchange losses and the release of reserves upon the expiration of statutes of limitation and audit settlements, partially offset by income tax expense related to repatriation of earnings and legal entity realignments associated with the Separation and changes in estimates associated with prior period uncertain tax positions.

•
The effective tax rate of 14.4% in 2015 includes 290 basis points of net tax benefits from permanent foreign exchange losses, releases of valuation allowances related to foreign operating losses and the release of reserves upon the expiration of statutes of limitation, partially offset by changes in estimates associated with prior period uncertain tax positions.

•
The effective tax rate of 21.5% in 2014 includes 250 basis points of tax expense for audit settlements in various jurisdictions, partially offset by the release of valuation allowances and the release of reserves upon the expiration of statutes of limitation.

The Company made income tax payments related to both continuing and discontinued operations of $767 million, $584 million and $569 million in 2016, 2015 and 2014, respectively. Current income taxes payable related to both continuing and discontinued operations has been reduced by $99 million, $147 million, and $82 million in 2016, 2015 and 2014, respectively, for tax deductions attributable to stock-based compensation, of which, the excess tax benefit over the amount recorded for financial reporting purposes for both continuing and discontinued operations was $50 million, $88 million and $50 million, respectively. The excess tax benefits realized have been recorded as increases to additional paid-in capital and are reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
Included in deferred income taxes related to continuing operations as of December 31, 2016 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $757 million ($240 million of which the Company does not expect to realize and have corresponding valuation allowances). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2017 through 2036. In addition, the Company had general business and foreign tax credit carryforwards related to continuing operations of $339 million ($24 million of which the Company does not expect to realize and have corresponding valuation allowances) as of December 31, 2016, which can be carried forward to various dates from 2017 to 2025. In addition, as of December 31, 2016, the Company had $42 million of valuation allowances related to other deferred tax asset balances that are not more likely than not of being realized.
As of December 31, 2016, gross unrecognized tax benefits related to continuing operations totaled $992 million ($933 million, net of the impact of $179 million of indirect tax benefits offset by $120 million associated with potential interest and penalties). As of December 31, 2015, gross unrecognized tax benefits related to both continuing and discontinued operations totaled $990 million ($905 million, net of the impact of $233 million of indirect tax benefits offset by $148 million associated with potential interest and penalties). The Company recognized approximately $47 million, $39 million and $44 million in potential interest and penalties related to both continuing and discontinued operations associated with uncertain tax positions during 2016, 2015 and 2014, respectively. To the extent unrecognized tax benefits (including interest and penalties) are not assessed with respect to uncertain tax positions, approximately $933 million would be reduced and reflected as a reduction of the overall income tax provision in future periods. Unrecognized tax benefits and associated accrued interest and penalties are included in taxes, income and other accrued expenses as detailed in Note 8.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties related to both continuing and discontinued operations, is as follows ($ in millions):

	2016	2015	2014
Unrecognized tax benefits, beginning of year	$990.2	$728.5	$689.0
Additions based on tax positions related to the current year	80.0	73.3	91.5
Additions for tax positions of prior years	154.3	135.3	172.5
Reductions for tax positions of prior years	(7.0)	(10.0)	(43.7)
Acquisitions, divestitures and other	(41.5)	140.6	36.6
Lapse of statute of limitations	(124.0)	(26.3)	(36.3)
Settlements	(45.3)	(18.9)	(149.7)
Effect of foreign currency translation	(14.5)	(32.3)	(31.4)
Unrecognized tax benefits, end of year	$992.2	$990.2	$728.5
The Company conducts business globally, and files numerous consolidated and separate income tax returns in the United States federal, state and foreign jurisdictions. The countries in which the Company has a material presence that have significantly lower statutory tax rates than the United States include China, Denmark, Germany, Singapore, Switzerland and the United Kingdom. The Company’s ability to obtain a tax benefit from lower statutory tax rates outside of the United States depends on its levels of taxable income in these foreign countries and the amount of foreign earnings which are indefinitely reinvested in those countries. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Company’s consolidated financial statements given the geographic dispersion of the Company’s taxable income.
The Company and its subsidiaries are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed substantially all of the examinations of the Company’s federal income tax returns through 2010 and is currently examining certain of the Company’s federal income tax returns for 2011 through 2013. In addition, the Company has subsidiaries in Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, India, Italy, Japan, Singapore, Sweden, Switzerland, the United Kingdom and various other countries, states and provinces that are currently under audit for years ranging from 2004 through 2015.
Tax authorities in Denmark have raised significant issues related to interest accrued by certain of the Company’s subsidiaries. On December 10, 2013, the Company received assessments from the Danish tax authority (“SKAT”) totaling approximately DKK 1.4 billion (approximately $195 million based on exchange rates as of December 31, 2016) including interest through December 31, 2016, imposing withholding tax relating to interest accrued in Denmark on borrowings from certain of the Company’s subsidiaries for the years 2004-2009. The Company is currently in discussions with SKAT and anticipates receiving an assessment for years 2010-2012 totaling approximately DKK 814 million (approximately $115 million based on exchange rates as of December 31, 2016). Management believes the positions the Company has taken in Denmark are in accordance with the relevant tax laws and is vigorously defending its positions. The Company appealed these assessments with the National Tax Tribunal in 2014 and intends on pursuing this matter through the European Court of Justice should this appeal be unsuccessful. The ultimate resolution of this matter is uncertain, could take many years, and could result in a material adverse impact to the Company’s financial statements, including its effective tax rate.
As previously disclosed, German tax authorities had raised issues related to the deductibility and taxability of interest accrued by certain of the Company’s subsidiaries. In the fourth quarter of 2014, the Company entered into a settlement agreement with the German tax authorities to resolve these open matters through 2014. The Company recorded €49 million (approximately $60 million based on exchange rates as of December 31, 2014) of expense for taxes and interest related to this settlement during the fourth quarter of 2014.
Management estimates that it is reasonably possible that the amount of unrecognized tax benefits related to continuing operations may be reduced by approximately $250 million within 12 months as a result of resolution of worldwide tax matters, payments of tax audit settlements and/or statute expirations.
The Company operates in various non-U.S. jurisdictions where income tax incentives and rulings have been granted for specific periods of time. In Switzerland, the Company has various tax rulings and tax holiday arrangements which reduce the overall effective tax rate of the Company. The tax holidays expire between 2018 and 2020. In Singapore, the Company operates under various tax incentive agreements that provide for reduced tax rates. Subject to the Company satisfying certain requirements, the agreements expire in the years 2019 and 2022.  The Company has satisfied the conditions enumerated in these agreements to date. Included in the consolidated financial statements are tax benefits of $61 million, $33 million, and $16 million (or $0.09, $0.05 and $0.02 per diluted share) for 2016, 2015, and 2014, respectively, from these rulings and tax holidays.
As of December 31, 2016, the Company held $648 million of cash and cash equivalents outside of the United States. While repatriation of some cash held outside the United States may be restricted by local laws, most of the Company’s foreign cash balances could be repatriated to the United States but, under current law, could be subject to U.S. federal income taxes, less applicable foreign tax credits. For most of its foreign subsidiaries, the Company makes an election regarding the amount of earnings intended for indefinite reinvestment, with the balance available to be repatriated to the United States. A deferred tax liability has been accrued for the funds that are available to be repatriated to the United States. No provisions for U.S. income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the United States, and the amount of U.S. income taxes that may be applicable to such earnings is not readily determinable given the various tax planning alternatives the Company could employ if it repatriated these earnings. The cash that the Company’s foreign subsidiaries hold for indefinite reinvestment is generally used to finance foreign operations and investments, including acquisitions. As of December 31, 2016, the total amount of earnings planned to be reinvested indefinitely and the basis difference in investments outside of the United States for which deferred taxes have not been provided was approximately $23.0 billion.

NOTE 13. NONOPERATING INCOME (EXPENSE)
The Company received $265 million of cash proceeds from the sale of certain marketable equity securities during 2016. The Company recorded a pretax gain related to this sale of $223 million ($140 million after-tax or $0.20 per diluted share).
In the third quarter of 2016, the Company paid $188 million of make-whole premiums associated with the early extinguishment of the Redeemed Notes. The Company recorded a loss on extinguishment of these borrowings, net of certain deferred gains, of $179 million ($112 million after-tax or $0.16 per diluted share).
During 2015, the Company received cash proceeds of $43 million from the sale of certain marketable equity securities and recorded a pretax gain related to these sales of $12 million ($8 million after-tax or $0.01 per diluted share).
During 2014, the Company received cash proceeds of $167 million from the sale of certain marketable equity securities and recorded a pretax gain related to these sales of $123 million ($77 million after-tax or $0.11 per diluted share).

NOTE 14. RESTRUCTURING AND OTHER RELATED CHARGES
During 2016, the Company recorded pretax restructuring and other related charges totaling $152 million. Substantially all restructuring activities initiated in 2016 were completed by December 31, 2016 resulting in $111 million of employee severance and related charges, $30 million of facility exit and other related charges and $11 million related to an impairment of a trade name within the Dental segment. The Company expects substantially all cash payments associated with remaining termination benefits will be paid during 2017. During 2015, the Company recorded pretax restructuring and other related charges totaling $98 million. Substantially all planned restructuring activities related to the 2015 plans were completed by December 31, 2015 resulting in approximately $81 million of employee severance and related charges and $17 million of facility exit and other related charges. During 2014, the Company recorded pretax restructuring and other related charges totaling $102 million. Substantially all planned restructuring activities related to the 2014 plans were completed by December 31, 2014 resulting in approximately $79 million of employee severance and related charges and $23 million of facility exit and other related charges.
The nature of the Company’s restructuring and related activities initiated in 2016, 2015 and 2014 were broadly consistent throughout the Company’s reportable segments and focused on improvements in operational efficiency through targeted workforce reductions and facility consolidations and closures. These costs were incurred to position the Company to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.
In conjunction with the closing of facilities, certain inventory was written off as unusable in future operating locations. This inventory consisted primarily of component parts and raw materials, which were either redundant to inventory at the facilities being merged or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. In addition, asset impairment charges have been recorded to reduce the carrying amounts of the long-lived assets that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

Restructuring and other related charges recorded for the years ended December 31 by segment were as follows ($ in millions):

	2016	2015	2014
Life Sciences	$40.5	$27.5	$17.5
Diagnostics	62.2	33.6	32.6
Dental	34.3	25.3	21.4
Environmental & Applied Solutions	15.4	11.1	30.8
Total	$152.4	$97.5	$102.3
The table below summarizes the Company’s accrual balance and utilization by type of restructuring cost associated with the 2016 and 2015 actions ($ in millions):

	Employee Severance and Related	Facility Exit and Related	Total
Balance, January 1, 2015	$73.9	$13.0	$86.9
Costs incurred	80.3	17.2	97.5
Paid/settled	(88.6)	(16.3)	(104.9)
Balance, December 31, 2015	65.6	13.9	79.5
Costs incurred	111.0	41.4	152.4
Paid/settled	(131.3)	(43.5)	(174.8)
Balance, December 31, 2016	$45.3	$11.8	$57.1
The restructuring and other related charges incurred during 2016 include cash charges of $140 million and $12 million of noncash charges. The restructuring and other related charges incurred during 2015 and 2014 include cash charges of $94 million and $92 million and $4 million and $10 million of noncash charges, respectively. These charges are reflected in the following captions in the accompanying Consolidated Statements of Earnings ($ in millions):

	2016	2015	2014
Cost of sales	$25.4	$31.9	$32.1
Selling, general and administrative expenses	127.0	65.6	70.2
Total	$152.4	$97.5	$102.3

NOTE 15. LEASES AND COMMITMENTS
The Company’s operating leases extend for varying periods of time up to 20 years and, in some cases, contain renewal options that would extend existing terms beyond 20 years. Total rent expense for all operating leases was $220 million, $209 million and $181 million for the years ended December 31, 2016, 2015 and 2014, respectively.
The Company’s future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows ($ in millions):

2017	$187.0
2018	148.6
2019	118.5
2020	88.4
2021	60.6
Thereafter	137.9
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty periods depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.
The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

	2016	2015
Balance, January 1	$73.8	$73.0
Accruals for warranties issued during the year	62.3	58.9
Settlements made	(61.2)	(62.7)
Additions due to acquisitions	1.4	7.8
Effect of foreign currency translation	(0.5)	(3.2)
Balance, December 31	$75.8	$73.8

NOTE 16. LITIGATION AND CONTINGENCIES
The Company is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings incidental to its business (or the business operations of previously owned entities). These matters primarily involve claims for damages arising out of the use of the Company’s products and services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters, as well as regulatory investigations or enforcement. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits may include claims for punitive, consequential and/or compensatory damages, as well as injunctive relief. Based upon the Company’s experience, current information and applicable law, it does not believe it is reasonably possible that any amounts it may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of its reserves as of December 31, 2016 will have a material effect on its consolidated financial statements.
While the Company maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses. For general, products and property liability and most other insured risks, the Company purchases outside insurance coverage only for severe losses and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third-parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.
The Company records a liability in the consolidated financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. The Company’s reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk professionals where appropriate. In addition, outside risk professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported and industry trends among statistical and other factors. Reserve estimates may be adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s settlement strategy. While the Company actively pursues financial recoveries from insurance providers and indemnifying parties, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements.
In addition, the Company’s operations, products and services are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes and impose end-of-life disposal and take-back programs. A number of the

Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with the Company’s operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, the Company from time to time incurs costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the current and former owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. The Company has received notification from the U.S. Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where the Company and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where the Company has been identified as a potentially responsible party under U.S. federal and state environmental laws. The Company has projects underway at a number of current and former facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. Remediation activities generally relate to soil and/or groundwater contamination and may include pre-remedial activities such as fact-finding and investigation, risk assessment, feasibility study and/or design, as well as remediation actions such as contaminant removal, monitoring and/or installation, operation and maintenance of longer-term remediation systems. The Company is also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of, or exposure to, hazardous substances.
The Company has recorded a provision for environmental investigation and remediation and environmental-related claims with respect to sites owned or formerly owned by the Company and its subsidiaries and third-party sites where the Company has been determined to be a potentially responsible party. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies, as well as its prior experience with similar sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. If the Company determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, the Company accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. As of December 31, 2016, the Company had a reserve of $159 million for environmental matters which are known or considered probable and reasonably estimable (of which $126 million are noncurrent), which reflects the Company’s best estimate of the costs to be incurred with respect to such matters.
All reserves have been recorded without giving effect to any possible future third-party recoveries. While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, it does not recognize any insurance recoveries for environmental liability claims until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude.
The Company’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. Danaher’s Amended and Restated By-laws provide for similar indemnification rights. In addition, Danaher has executed with each director and executive officer of Danaher Corporation an indemnification agreement which provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. While the Company maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.
As of December 31, 2016 and 2015, the Company had approximately $799 million and $831 million, respectively, of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, insurance providers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, it would not have a material effect on its consolidated financial statements.

NOTE 17. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION
On July 16, 2013, the Company’s Board of Directors approved a repurchase program (the “Repurchase Program”) authorizing the repurchase of up to 20 million shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions. There is no expiration date for the Repurchase Program, and the timing and amount of any shares repurchased under the program will be determined by the Company’s management based on its evaluation of market conditions and other factors. The Repurchase Program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s equity compensation plans (or any successor plan) and for other corporate purposes. As of December 31, 2016, 20 million shares remained available for repurchase pursuant to the Repurchase Program. The Company expects to fund any future stock repurchases using the Company’s available cash balances or proceeds from the issuance of debt.
Except in connection with the disposition of the Company’s communications business to NetScout in 2015, neither the Company nor any “affiliated purchaser” repurchased any shares of Company common stock during 2016, 2015 or 2014. Refer to Note 3 for discussion of the 26 million shares of Danaher common stock tendered to and repurchased by the Company in connection with the disposition of the Company’s communications business to NetScout.
Stock options have been issued to directors, officers and other employees under the Company’s 1998 Stock Option Plan and 2007 Stock Incentive Plan and RSUs and PSUs have been issued under the 2007 Stock Incentive Plan. In addition, in connection with the 2007 Tektronix acquisition, the 2015 Pall Acquisition and the 2016 Cepheid Acquisition, the Company assumed certain outstanding stock options and RSUs, as applicable, that had been awarded under the stock compensation plans of the respective, acquired businesses. These plans (the “Assumed Plans”) operate in a similar manner to the Company’s 2007 Stock Incentive Plan and 1998 Stock Option Plan, and no further equity awards will be issued under 1998 Stock Option Plan or any of the Assumed Plans. The 2007 Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock, PSUs or any other stock-based award. A total of approximately 76 million shares of Danaher common stock have been authorized for issuance under the 2007 Stock Incentive Plan, of which no more than 23 million shares may be granted in any form other than stock options or stock appreciation rights. As of December 31, 2016, approximately 27 million shares of the Company’s common stock remain available for issuance under the 2007 Stock Incentive Plan. In addition, the Company may grant up to 6 million shares of Danaher common stock under the 2007 Stock Incentive Plan based on the shares that were available for grant under Pall’s shareholder-approved stock compensation plan at the time the Company acquired Pall.
Stock options granted under the 2007 Stock Incentive Plan and the 1998 Stock Option Plan generally vest pro rata over a five-year period and terminate 10 years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of the Company’s Board (the “Compensation Committee”). The Company’s executive officers and certain other employees have been awarded options with different vesting criteria, and options granted to outside directors are fully vested as of the grant date. Option exercise prices for options granted by the Company under these plans equal the closing price of the Company’s common stock on the NYSE on the date of grant. Option exercise prices for any options outstanding under the Assumed Plans were based on the closing price of the applicable acquired company’s common stock on the date of grant. In connection with the Company’s assumption of these options, the number of shares underlying each option and exercise price of each option were adjusted to reflect the substitution of the Company’s stock for the stock of the applicable acquired company.
RSUs issued under the 2007 Stock Incentive Plan provide for the issuance of a share of the Company’s common stock at no cost to the holder. The RSUs that have been granted to employees under the 2007 Stock Incentive Plan generally provide for time-based vesting over a five-year period, although executive officers and certain other employees have been awarded RSUs with different time-based vesting criteria, and RSUs granted to members of the Company’s senior management are also subject to performance-based vesting criteria. The RSUs that have been granted to directors under the 2007 Stock Incentive Plan vest on the earlier of the first anniversary of the grant date or the date of, and immediately prior to, the next annual meeting of the Company’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Prior to vesting, RSUs granted under the 2007 Stock Incentive Plan do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding. With respect to outstanding RSUs granted under the Assumed Plans, in connection with the Company’s assumption of these RSUs the number of shares underlying each RSU were adjusted to reflect the substitution of the Company’s stock for the stock of the applicable acquired company, and certain of these RSUs have dividend equivalent rights.

In 2015, the Company introduced into its executive officer equity compensation program PSUs that vest based on the Company’s total shareholder return ranking relative to the S&P 500 Index over a three-year performance period and are subject to an additional two-year holding period. In 2016 and 2015 one-half of the annual equity awards granted to the Company’s executive officers were granted as stock options, one-quarter were granted as RSUs and one-quarter were granted as PSUs. The PSUs were issued under the Company’s 2007 Stock Incentive Plan.
In connection with the Fortive Separation and pursuant to the anti-dilution provisions of the 2007 Stock Incentive Plan, the Company made certain adjustments to the exercise price and the number of shares underlying stock-based compensation awards with the intention of preserving the intrinsic value of the awards prior to the Separation. Accordingly, the number of shares underlying each stock-based award outstanding as of the date of the Separation was multiplied by a factor of 1.32 and the related exercise price for stock options was divided by a factor of 1.32 which resulted in no increase in the intrinsic value of awards outstanding. The stock-based compensation awards continue to vest over their original vesting period. These adjustments to the Company’s stock-based compensation awards did not result in additional compensation expense. Stock-based compensation awards that were held by employees who transferred to Fortive in connection with the Separation were canceled and replaced by awards issued by Fortive.
In connection with the NetScout transaction discussed in Note 3, the Company agreed to: (i) allow stock options held by employees of the Company’s communications business that were scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms and remain exercisable for up to 90 days following such vesting date, and (ii) allow RSUs held by employees of the Company’s communications business that were scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms. All other outstanding, unvested awards held by employees who transferred with the communications business were canceled and replaced by awards issued by NetScout. The related stock compensation expense for these awards in the year ended December 31, 2014 of $6 million has been included in the results of discontinued operations in the accompanying Consolidated Statement of Earnings.
The equity compensation awards granted by the Company generally vest only if the employee is employed by the Company (or in the case of directors, the director continues to serve on the Company Board) on the vesting date or in other limited circumstances. To cover the exercise of options and vesting of RSUs and PSUs, the Company generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances.
The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. The Company recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of the Company’s common stock on the date of grant, adjusted for the fact that RSUs (other than certain RSUs granted under the Assumed Plans) do not accrue dividends. The fair value of the PSU awards was calculated using a Monte Carlo pricing model. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).
The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

	2016	2015	2014
Risk-free interest rate	1.2 – 1.8%	1.6 – 2.2%	1.7 – 2.4%
Weighted average volatility	24.3%	24.3%	22.4%
Dividend yield	0.6%	0.6%	0.5%
Expected years until exercise	5.5 – 8.0	5.5 – 8.0	5.5 – 8.0
The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on the Company’s stock and historical volatility of the Company’s stock. The dividend yield is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model (which impacts the risk-free interest rate and the expected years until exercise), in addition to considering the vesting period and contractual term of the option, the Company analyzes and considers actual historical exercise experience for previously granted options. The Company stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods, as indicated by the ranges set forth in the table above for the risk-free interest rate and the expected years until exercise.
The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.
The following summarizes the components of the Company’s continuing operations stock-based compensation expense for the years ended December 31 ($ in millions):

	2016	2015	2014
RSUs/PSUs:
Pretax compensation expense	$85.9	$69.7	$52.1
Income tax benefit	(25.3)	(22.1)	(14.7)
RSU/PSU expense, net of income taxes	60.6	47.6	37.4
Stock options:
Pretax compensation expense	43.9	34.1	32.6
Income tax benefit	(13.6)	(10.7)	(9.4)
Stock option expense, net of income taxes	30.3	23.4	23.2
Total stock-based compensation:
Pretax compensation expense	129.8	103.8	84.7
Income tax benefit	(38.9)	(32.8)	(24.1)
Total stock-based compensation expense, net of income taxes	$90.9	$71.0	$60.6
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings. As of December 31, 2016, $132 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately two years. As of December 31, 2016, $113 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.

The following summarizes option activity under the Company’s stock plans (in millions, except weighted exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2014 (a)	30.7	$32.48
Granted (a)	4.8	58.50
Exercised (a)	(4.5)	27.38
Cancelled/forfeited (a)	(1.0)	44.92
Outstanding as of December 31, 2014 (a)	30.0	37.01
Granted (a)	4.1	66.64
Exercised (a)	(7.8)	28.40
Cancelled/forfeited (a)	(1.4)	51.55
Outstanding as of December 31, 2015 (a)	24.9	43.75
Granted	5.7	67.52
Exercised	(5.3)	33.45
Cancelled/forfeited	(1.2)	73.21
Adjustment due to Fortive Separation (b)	(5.2)	50.44
Outstanding as of December 31, 2016	18.9	50.07	6	$522.4
Vested and expected to vest as of December 31, 2016 (c)	18.2	$49.62	6	$515.4
Vested as of December 31, 2016	8.8	$37.00	4	$358.6

(a)
The outstanding options as of December 31, 2015 and the option activity prior to December 31, 2015 (except those options canceled as part of the Separation as noted below) have been adjusted by a factor of 1.32, as noted above, due to the Separation.

(b)
The “Adjustment due to Fortive Separation” reflects the cancellation of options which were outstanding as of July 2, 2016 and held by Fortive employees, which have been converted to Fortive options as part of the Separation.

(c)	The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2016. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.
Options outstanding as of December 31, 2016 are summarized below (in millions, except price per share and number of years):

	Outstanding			Exercisable
Exercise Price	Shares	Average Exercise Price	Average Remaining Life (in years)	Shares	Average Exercise Price
$19.89 to $31.85	4.1	$26.52	2	4.1	$26.52
$31.86 to $43.95	3.4	38.88	5	2.7	38.59
$43.96 to $56.70	2.7	50.69	6	0.9	49.80
$56.71 to $65.95	6.3	63.79	8	0.7	60.12
$65.96 to $80.92	2.4	69.84	9	0.4	67.99
The aggregate intrinsic value of options exercised during the years ended December 31, 2016, 2015 and 2014 was $210 million, $313 million and $154 million, respectively. Exercise of options during the years ended December 31, 2016, 2015 and 2014 resulted in cash receipts of $161 million, $223 million, and $125 million, respectively. Upon exercise of the award by the employee, the Company derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. The Company realized a tax benefit of $61 million, $101 million, and $46 million in 2016, 2015 and 2014, respectively, related to the exercise of employee stock options. The net income tax benefit in excess of the expense recorded for financial reporting purposes (the “excess tax benefit”) has been recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
The following summarizes information on unvested RSU and PSU activity (in millions, except weighted average grant-date fair value):

	Number of RSUs/PSUs	Weighted Average Grant-Date Fair Value
Unvested as of January 1, 2014 (a)	6.5	$38.40
Granted (a)	2.0	54.42
Vested (a)	(1.9)	32.15
Forfeited (a)	(0.5)	44.48
Unvested as of December 31, 2014 (a)	6.1	45.18
Granted (a)	2.9	65.66
Vested (a)	(2.1)	45.00
Forfeited (a)	(0.8)	52.56
Unvested as of December 31, 2015 (a)	6.1	53.93
Granted	1.9	66.15
Vested	(1.8)	50.64
Adjustment due to Fortive Separation (b)	(1.2)	58.24
Forfeited	(0.5)	28.79
Unvested as of December 31, 2016	4.5	62.16

(a)
The unvested RSUs and PSUs as of December 31, 2015 and the RSU and PSU activity in the periods prior to December 31, 2015 (except those RSUs and PSUs canceled as part of the Separation as noted below) have been adjusted by a factor of 1.32, as noted above, due to the Separation.

(b)
The “Adjustment due to Fortive Separation” reflects the cancellation of RSUs and PSUs which were outstanding as of July 2, 2016 and held by Fortive employees which have been converted to Fortive RSUs and PSUs as part of the Separation.

The Company realized a tax benefit of $38 million, $46 million and $36 million in the years ended December 31, 2016, 2015 and 2014, respectively, related to the vesting of RSUs. The excess tax benefit attributable to RSUs has been recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
In connection with the exercise of certain stock options and the vesting of RSUs previously issued by the Company, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2016, 668 thousand shares with an aggregate value of $48 million were withheld to satisfy the requirement. During the year ended December 31, 2015, 677 thousand shares with an aggregate value of $60 million were withheld to satisfy the requirement. The withholding is treated as a reduction in additional paid-in capital in the accompanying Consolidated Statements of Stockholders’ Equity.

NOTE 18. NET EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic net earnings per share (“EPS”) from continuing operations is calculated by dividing net earnings from continuing operations by the weighted average number of common shares outstanding for the applicable period. Diluted net EPS from continuing operations is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. For the years ended December 31, 2016, 2015 and 2014, 1 million, 2 million and 2 million options to purchase shares, respectively, were not included in the diluted earnings per share calculation as the impact of their inclusion would have been anti-dilutive.

Information related to the calculation of net earnings from continuing operations per share of common stock is summarized as follows ($ and shares in millions, except per share amounts):

	Net Earnings from Continuing Operations (Numerator)	Shares (Denominator)	Per Share Amount
For the year ended December 31, 2016
Basic EPS	$2,153.4	691.2	$3.12
Adjustment for interest on convertible debentures	1.8	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs and PSUs	—	6.0
Incremental shares from assumed conversion of the convertible debentures	—	2.6
Diluted EPS	$2,155.2	699.8	$3.08

For the year ended December 31, 2015
Basic EPS	$1,746.7	698.1	$2.50
Adjustment for interest on convertible debentures	2.2	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs and PSUs	—	7.7
Incremental shares from assumed conversion of the convertible debentures	—	2.7
Diluted EPS	$1,748.9	708.5	$2.47

For the year ended December 31, 2014
Basic EPS	$1,638.7	702.2	$2.33
Adjustment for interest on convertible debentures	3.3	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs and PSUs	—	9.1
Incremental shares from assumed conversion of the convertible debentures	—	4.8
Diluted EPS	$1,642.0	716.1	$2.29

NOTE 19. SEGMENT INFORMATION
Before the Separation, the Company operated and reported its results in five separate business segments consisting of the Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies segments. The Company reevaluated its business segments after the Separation, and the Company now operates and reports its results in four separate business segments consisting of the Life Sciences, Diagnostics, Dental and Environmental & Applied Solutions segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at consolidated totals.
Detailed segment data for the years ended December 31 is as follows ($ in millions):

	2016	2015	2014
Sales:
Life Sciences	$5,365.9	$3,314.6	$2,511.5
Diagnostics	5,038.3	4,832.5	4,618.8
Dental	2,785.4	2,736.8	2,193.1
Environmental & Applied Solutions	3,692.8	3,549.8	3,543.5
Total	$16,882.4	$14,433.7	$12,866.9

Operating profit:
Life Sciences	$818.9	$329.2	$368.5
Diagnostics	786.4	746.2	725.0
Dental	419.4	370.4	304.4
Environmental & Applied Solutions	870.0	866.6	781.8
Other	(143.8)	(150.2)	(134.7)
Total	$2,750.9	$2,162.2	$2,045.0

Identifiable assets:
Life Sciences	$19,875.9	$19,658.4	$3,962.3
Diagnostics	14,159.6	9,848.2	9,836.5
Dental	5,772.2	5,906.9	6,224.3
Environmental & Applied Solutions	4,172.9	4,223.5	4,147.8
Other	1,314.7	1,309.7	3,615.2
Discontinued operations	—	7,275.5	9,205.6
Total	$45,295.3	$48,222.2	$36,991.7

Depreciation and amortization:
Life Sciences	$426.2	$210.1	$101.1
Diagnostics	481.5	449.7	437.8
Dental	127.2	132.0	85.0
Environmental & Applied Solutions	86.7	82.2	88.6
Other	6.5	6.8	5.6
Total	$1,128.1	$880.8	$718.1

	2016	2015	2014
Capital expenditures, gross:
Life Sciences	$109.7	$62.3	$39.6
Diagnostics	374.3	336.8	351.2
Dental	49.1	53.3	24.4
Environmental & Applied Solutions	51.0	58.4	49.9
Other	5.5	2.1	0.3
Total	$589.6	$512.9	$465.4
Operations in Geographical Areas:

	For the Year Ended December 31
($ in millions)	2016	2015	2014
Sales:
United States	$6,377.4	$5,678.3	$4,821.6
China	1,799.1	1,552.9	1,288.3
Germany	1,084.6	858.4	863.5
Japan	864.7	668.5	584.8
All other (each country individually less than 5% of total sales)	6,756.6	5,675.6	5,308.7
Total	$16,882.4	$14,433.7	$12,866.9

Property, plant and equipment, net:
United States	$1,198.4	$1,189.6	$791.8
Germany	190.8	192.9	159.0
United Kingdom	140.6	165.5	57.3
All other (each country individually less than 5% of total property, plant and equipment, net)	824.2	754.7	657.7
Total	$2,354.0	$2,302.7	$1,665.8
Sales by Major Product Group:

	For the Year Ended December 31
($ in millions)	2016	2015	2014
Analytical and physical instrumentation	$2,088.9	$2,014.4	$1,967.7
Research and medical products	10,366.7	8,110.9	7,094.9
Dental products	2,785.4	2,736.8	2,193.1
Product identification	1,641.4	1,571.6	1,611.2
Total	$16,882.4	$14,433.7	$12,866.9

NOTE 20. QUARTERLY DATA-UNAUDITED

($ in millions, except per share data)	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
2016:
Sales	$3,924.1		$4,241.9		$4,132.1		$4,584.3
Gross profit	2,167.3		2,381.3		2,286.0		2,500.0
Operating profit	613.1		710.1		699.1		728.6
Net earnings from continuing operations	585.8		418.0		402.6		747.0
Net earnings (loss) from discontinued operations	172.6		238.7		(11.0)		—
Net earnings	758.4		656.7		391.6		747.0
Net earnings per share from continuing operations:
Basic	$0.85		$0.60		$0.58		$1.08	**
Diluted	$0.84		$0.60		$0.57		$1.07
Net earnings (loss) per share from discontinued operations:
Basic	$0.25		$0.35		$(0.02)		$—
Diluted	$0.25		$0.34		$(0.02)		$—
Net earnings per share:
Basic	$1.10		$0.95		$0.57	*	$1.08	**
Diluted	$1.09		$0.94		$0.56	*	$1.07	**

2015:
Sales	$3,192.2		$3,406.3		$3,512.2		$4,323.0
Gross profit	1,741.6		1,878.9		1,893.4		2,257.2
Operating profit	447.7		582.9		480.0		651.6
Net earnings from continuing operations	347.9		497.9		379.9		521.0
Net earnings from discontinued operations	221.9		197.8		1,023.4		167.6
Net earnings	569.8		695.7		1,403.3		688.6
Net earnings per share from continuing operations:
Basic	$0.49		$0.70		$0.55		$0.76
Diluted	$0.48		$0.69		$0.54		$0.75	**
Net earnings per share from discontinued operations:
Basic	$0.31		$0.28		$1.49		$0.24	**
Diluted	$0.31		$0.27		$1.46		$0.24	**
Net earnings per share:
Basic	$0.81	*	$0.98		$2.04		$1.00	**
Diluted	$0.79		$0.97	*	$2.01	*	$0.99	**

*	Net earnings per share amount does not add due to rounding.

**	Net earnings per share amounts do not add across to the full year amount due to rounding.